Exhibit 10.16

M U L T I - T E N A N T

O F F I C E    L E A S E    ( F S G )

WATERPARK AT BRIARWOOD-CENTENNIAL

Centennial, Colorado

LANDLORD:

LBA REALTY FUND II–WBP III, LLC,

a Delaware limited liability company

TENANT:

TRULIA, INC.,

a Delaware corporation

EXHIBITS:

Exhibit A	Premises Floor Plan
Exhibit B	Site Plan and Legal Description
Exhibit C	Work Letter
Exhibit D	Notice of Lease Term Dates
Exhibit E	Rules and Regulations
Exhibit F	Estoppel Certificate

RIDERS:

Rider No. 1	Extension Option
Rider No. 2	Fair Market Rental Rate

(i)

THIS LEASE, entered into as of this 24th day of January, 2011, for reference purposes, is by and between LBA REALTY FUND II–WBP III, LLC, a Delaware limited liability company, hereinafter referred to as “Landlord”, and TRULIA, INC., a Delaware corporation, hereinafter referred to as “Tenant”.

ARTICLE 1 - LEASE SUMMARY AND PROPERTY SPECIFIC PROVISIONS

1.1 Landlord’s Address:	LBA Realty Fund II–WBP III, LLC
4601 DTC Boulevard
Denver, Colorado 80237
Attn: Asset Manager
Telephone: (303) 708-1234
Facsimile: (303) 708-1222

With copies to:	LBA Realty
17901 Von Karman, Suite 950
Irvine, California 92614
Attn: SVP - Operations
Telephone: (949) 833-0400
Facsimile: (949) 955-9350

For payment of Rent:	LBA Realty Fund II–WBP III, LLC
PO Box 51364
Los Angeles, California 90051

1.2 Tenant’s Address:	Trulia, Inc.
116 New Montgomery Street, Suite 400
San Francisco, California 94105
Attn:
Telephone:
Email:

1.3       Building:   The Building commonly known as Waterpark at Briarwood-Centennial 10771 E. Easter Avenue, Centennial, Colorado. The Building, together with all other buildings, improvements and facilities, now or subsequently located upon the land (the “Site”) as shown on the Site Plan and Legal Description attached hereto as Exhibit B as such area may be expanded or reduced from time to time is referred to herein as the “Property”. The Property is commonly known as Waterpark at Briarwood-Centennial. Landlord and Tenant stipulate and agree that the Property contains 207,332 rentable square feet in the aggregate and the Building contains 73,781 rentable square feet, for all purposes of this Lease.

1.4       Premises:   Suite 250 on the 2nd floor of the Building, as outlined on the Premises Floor Plan attached hereto as Exhibit A. Landlord and Tenant stipulate and agree that the Premises contains approximately 16,788 rentable square feet, for all purposes of this Lease.

1.5       City:   The City of Centennial, County of Arapahoe, State of Colorado.

1.6       Commencement Date:   The date for commencement of the Term shall be February 1, 2011.

1.7       Term:   Thirty-nine (39) months, plus any partial month at the beginning of the Term, commencing on the Commencement Date and ending on the last day of the thirty-ninth (39th) full calendar month following the Commencement Date (“Expiration Date”). Each consecutive twelve (12) month period of the Term, commencing on the Commencement Date, will be referred to herein as a “Lease Year”.

1.8       Monthly Base Rent:

Months or Period	Monthly Base Rent
From the Commencement Date through the last day of the 15th full calendar month following the Commencement Date* **	$27,280.50

From first day of the 16th full calendar month following the Commencement Date, through the last day of the 27th full calendar month following the Commencement Date	$27,980.00

From first day of the 28th full calendar month following the Commencement Date, through the Expiration Date	$28,679.50

  *Including any partial month at the beginning of the Term prorated based on the number of days in such month.

**Notwithstanding anything to the contrary contained in this Lease (including, without limitation, Article 5 of the Standard Provisions, Landlord agrees not to demand or collect from Tenant Monthly Base Rent from the period beginning on the Commencement Date and ending on April 30, 2011 (the “Abatement Period”) (collectively, the “Rent Abatement”). If the Abatement Period ends on a day other than the first day of a calendar month, Monthly Base Rent for the month in which the Abatement Period ends shall be prorated based on the number of days after the Abatement Period in such month and the number of days in such month. The Rent Abatement by this Section will be of no force or effect if there has occurred, as of the date on which any installment of Monthly Base Rent would otherwise be due during the Abatement Period, an Event of Default (as defined in Section 22.1) beyond any applicable notice and cure period. Except for such Rent Abatement, all of the terms and conditions of this Lease will be applicable during the Abatement Period.

1.9       Security Deposit:   $57,359.00.

1.10       Permitted Use:   General office use, subject to the provisions set forth in this Lease and as permitted by law, and for no other use whatsoever, without the express written consent of Landlord.

1.11       Parking:   Eighty-three (83) unreserved parking spaces (based on a ratio of five (5) parking spaces for each 1,000 square feet of rentable area in the Premises) at no additional cost to Tenant, subject to the terms of Section 1.22 of the Lease Summary and Article 11 of the Standard Lease Provisions and the Parking Rules and Regulations contained in Exhibit E attached to this Lease and incorporated herein by this reference.

1.12       Brokers:   Joseph Serieno of CB Richard Ellis representing Landlord, and Jeff Pappas of Arledge Partners representing Tenant (collectively, the “Brokers”). The Brokers will be paid by Landlord pursuant to a separate written agreement.

1.13       Interest Rate:   The lesser of: (a) Ten percent (10%) or (b) the maximum rate permitted by law in the State of Colorado.

1.14       Insurance Amounts:

    a.     Commercial General Liability Insurance:   General aggregate liability of not less than Two Million 00/100 Dollars ($2,000,000.00) per occurrence.

    b.     Commercial Automobile Liability Insurance:   Limit of liability of not less than One Million 00/100 Dollars ($1,000,000.00) per accident.

    c.     Worker’s Compensation and Employers Liability Insurance:   With limits as mandated pursuant to the laws of the State of Colorado, or One Million 00/100 Dollars ($1,000,000.00) per person and accident, whichever is greater.

    d.     Umbrella Liability Insurance:   Limits of not less than Three Million 00/100 Dollars ($3,000,000.00) per occurrence.

    e.     If Tenant’s business includes professional services, Professional Liability (also known as errors and omissions insurance): [Intentionally Deleted].

1.15       Tenant Improvements:   The improvements previously installed in the Premises, if any, and the tenant improvements to be installed in the Premises by Landlord or Tenant, if any, as described in the Work Letter attached hereto as Exhibit C (the “Work Letter”). Landlord hereby grants to Tenant (a) an allowance of up to $12.00 per rentable square foot of the Premises (the “Allowance”); and (b) an allowance of up to $3.00 per rentable square foot of the Premises for costs associated with cabling, moving, furniture, fixtures and equipment (the “Cabling Allowance”), all to be applied as provided in the Work Letter.

1.16       Tenant’s Percentage:   Twenty-two and seventy-five hundredths percent (22.75%), which is the ratio that the rentable square footage of the Premises bears to the rentable square footage of the Building. Accordingly, as more particularly set forth in Section 1.18 hereof, Tenant shall pay to Landlord: (a) Twenty-two and seventy-five hundredths percent (22.75%) of the “Operating Expenses” (as defined in Section 1.18 b.) in excess of the Operating Expenses for the Base Year; (b) Twenty-two and seventy-five hundredths percent (22.75%) of Taxes (as defined in Section 1.18 c.) in excess of the Taxes for the Base Year; (c) Twenty-two and seventy-five hundredths percent (22.75%) of Insurance Costs (as defined in Section 7.4 of the Standard Lease Provisions) in excess of the Insurance Costs for the Base Year; and (d) Twenty-two and seventy-five hundredths percent (22.75%) of Utilities Costs (as defined in Section 1.18 e.) in excess of Utilities Costs for the Base Year. Building Percentage of Property. Thirty-five and fifty-nine hundredths percent (35.59%), which is the ratio that the rentable square footage of the Building bears to the rentable square footage of all buildings within the Property (hereinafter, the “Building Percentage”). Accordingly, as more particularly provided in Section 1.18 hereof, Operating Expenses, Taxes, Insurance Costs and Utilities Costs include the Building Percentage of all such items which are common to the entire Property.

1.17       Common Areas; Definitions; Tenant’s Rights.   During the Term, Tenant shall have the non-exclusive right to use, in common and on a non-discriminatory basis with other tenants in the Property, and subject to the Rules and Regulations referred to in Article 9 of the Standard Lease Provisions, those portions of the Property (the “Property Common Areas”) not leased or designated for lease to tenants that are provided for use in common by Landlord, Tenant and any other tenants of the Property (or by the sublessees, agents, employees, customers invitees, guests or licensees of any such party), whether or not those areas are open to the general public. The Property Common Areas shall include, without limitation, the parking structure and parking areas (subject to Article 11 of the Standard Lease provisions), loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways and landscaped areas appurtenant to the Building, fixtures, systems, decor, facilities and landscaping contained, maintained or used in connection with those areas, and shall be deemed to include any city sidewalks adjacent to the Property, any pedestrian walkway system, park or other facilities located on the Site and open to the general public. The common areas of the Building shall be referred to herein as the “Building Common Areas” and shall include, without limitation, the following areas of the Building: the common entrances, lobbies, common restrooms on multi-tenant floors, elevators, stairways and accessways, if any, loading docks, ramps, drives and platforms and any passageways and serviceways thereto to the extent not exclusively serving another tenant or contained within another tenant’s premises, and the common pipes, conduits, wires and appurtenant equipment serving the Premises. The Building Common Areas and the Property Common Areas shall be referred to herein collectively as the “Common Areas.” If Tenant is leasing the entire Building, then all elements of the Building and the Building Common Areas shall constitute part of the Premises and all references to Common Areas contained in this Lease shall mean and refer to those elements of the Property outside of the Building.

1.18       Operating Expenses, Taxes, Insurance Costs and Utilities Costs

a.     Base Costs:   Tenant’s Percentage of Operating Expenses, Taxes, Insurance Costs and Utilities Costs, respectively, incurred and paid by Landlord during calendar year 2011 (the “Base Year”).

b.     Definition of Operating Expenses.   As used in this Lease, the term “Operating Expenses” shall consist of all costs and expenses of operation, maintenance and repair of the Building and Building Common Areas as determined by standard accounting practices and calculated assuming the Building is at least ninety-five percent (95%) occupied, together with the Building Percentage of all costs and expenses of operation and maintenance of the Property Common Areas and the Site as determined by standard accounting practices and calculated assuming the Property is at least ninety-five percent (95%) occupied. Operating Expenses include the following costs by way of illustration but not limitation: (i) any and all assessments imposed with respect to the Building, Common Areas, and/or Site pursuant to any covenants, conditions and restrictions affecting the Property; (ii) costs, levies or assessments resulting from statutes or regulations promulgated by any government authority in connection with the use or occupancy of the Site, Building or the Premises or the parking facilities serving the Site, Building or the Premises; (iii) waste disposal and janitorial services; (iv) security; (v) costs incurred in the management of the Site, Building and Common Areas, including, without limitation: (1) supplies, materials, equipment and tools, (2) wages, salaries, benefits, pension payments, fringe benefits, uniforms and dry-cleaning thereof (and payroll taxes, insurance and similar governmental charges related thereto) of employees used in the operation and maintenance of the Site, Building and Common Areas, (3) the rental of personal property used by Landlord’s personnel in the maintenance, repair and operation of the Property, (4) management office expenses including rent and operating costs, (5) accounting fees, legal fees and real estate consultant’s fees, and (6) a management/administrative fee not to exceed four percent (4%) of the gross revenues of the Building; (vi) repair and maintenance of the elevators, if any, and the structural portions of the Building, including the plumbing, heating, ventilating, air-conditioning and electrical systems installed or furnished by Landlord; (vii) maintenance, costs and upkeep of all parking and Common Areas; (ix) amortization on a straight-line basis over the useful life together with interest at the Interest Rate (as defined in Section 1.13 of the Lease Summary) on the unamortized balance of all costs of a capital nature (including, without limitation, capital improvements, capital replacements, capital repairs, capital equipment and capital tools): (1) reasonably intended to produce a cost savings to Tenant by causing a reduction in operating charges or energy consumption; or (2) required after the date of this Lease under any Law that was not applicable to the Building at the time it was originally constructed; or (3) for repair or replacement of any equipment or improvements needed to operate and/or maintain the Building, the Common Areas and/or the Site at the same quality levels as prior to the repair or replacement; (x) costs and expenses of gardening and landscaping; (xi) maintenance of signs (other than signs of tenants of the Site); (xii) personal property taxes levied on or attributable to personal property used in connection with the Building, the Common Areas and/or the Site; and (xiii) costs and expenses of repairs, resurfacing, repairing, maintenance, painting, lighting, cleaning, refuse removal, security and similar items, including appropriate and commercially reasonable reserves comparable to reserves established by similarly situated landlords of similarly situated premises.

For purposes of determining the Operating Expenses for the Base Year, Operating Expenses shall not include one-time special assessments, charges, costs or fees or extraordinary charges or costs incurred in the Base Year only, including those attributable to boycotts, embargoes, strikes or other shortages of services or supplies or amortized costs relating to capital improvements. Operating Expenses shall not include Taxes, Insurance Costs or Utilities Costs which shall be separately accounted for under the terms of this Lease.

c.       Taxes.   Taxes are defined in Section 7.3 of the Standard Lease Provisions. All Taxes shall be adjusted to reflect an assumption that the Building is fully assessed for real property tax purposes as a completed building(s) ready for occupancy. Notwithstanding anything herein to the contrary, if after the Commencement Date Taxes are reduced, then for purposes of all subsequent Lease Years including the Lease Year in which the reduction occurs, the Base Costs of Taxes shall be proportionately reduced. Such reduction in the Base Costs of Taxes shall not be limited to the initial reduction, if any, but may, at Landlord’s election, be subject to reduction annually upon each subsequent reduction in Taxes. When calculating Taxes for purposes of establishing the Taxes for the Base Year, Taxes shall not include Taxes attributable to one-time special assessments, charges, costs, or fees arising from modifications or changes in Laws, including, but not limited to, the institution of a split tax roll during the Base Year.

d.     Definition of Insurance Costs.   Insurance Costs are defined in Section 7.4 of the Standard Lease Provisions.

e.     Definition of Utilities Costs.   As used in this Lease, “Utilities Costs” shall mean all actual charges for utilities for the Building and the Building Percentage of the same for the Property Common Areas calculated assuming the Property and Building are at least ninety-five percent (95%) occupied, including but not limited to water, sewer and electricity, and the costs of heating, ventilating and air conditioning and other utilities (but excluding those charges for which tenants are individually responsible) as well as related fees, assessments and surcharges. For purposes of determining the Base Costs with respect to Utilities Costs, Utilities Costs shall not include any one time special charges, costs or fees or any extraordinary charges or costs incurred in the Base Year only, including, without limitation, utility rate increases and other costs arising from extraordinary market circumstances such as by way of example, boycotts, black-outs, brown-outs, the leasing of auxiliary power supply equipment, embargoes, strikes or other shortages of services or fuel (whether or not such shortages are deemed actual or manufactured), or any conservation surcharges, penalties or fines incurred by Landlord. Furthermore, notwithstanding anything contained in this Lease to the contrary, if at any time after the Commencement Date, the amount of Utilities Costs decreases, then for purposes of the calendar year in which such decrease in Utilities Costs occurs, and for all subsequent calendar years, the Base Costs with respect to Utilities Costs shall be reduced by an amount equal to such decrease in Utilities Costs. Such decrease in the Base Costs of Utilities Costs shall not be limited to the initial decrease, if any, but may, at Landlord’s election, be subject to decrease annually upon each subsequent decrease in Utilities Costs.

f.     Excess Expenses, Taxes, Insurance Costs and Utilities Costs.   In addition to the Monthly Base Rent required to be paid by Tenant pursuant to Section 1.8 above, during each month during the Term (after the Base Year), Tenant shall pay to Landlord, as Additional Rent (as defined below), the amount by which Tenant’s Percentage of Operating Expenses, Taxes, Insurance Costs and Utilities Costs for such calendar year exceeds the Operating Expenses for the Base Year, Taxes, Insurance Costs and Utilities Costs (such amounts shall be referred to in this Section 1.18 as the “Excess Expenses,” “Excess Taxes,” “Excess Insurance Costs,” and “Excess Utilities Costs,” respectively), in the manner and at the times set forth in the following provisions of this Section 1.18. No reduction in Operating Expenses, Taxes, Insurance Costs, or Utilities Costs after the Base Year will reduce the Monthly Base Rent payable by Tenant hereunder or entitle Tenant to receive a credit against future installments of Operating Expenses, Taxes, Insurance Costs, Utilities Costs, or other Additional Rent due hereunder. If Landlord does not furnish a particular service or work (the cost of which, if furnished by Landlord would be included in Operating Expenses, Insurance Costs, Utilities Costs or Taxes) to a tenant (other than Tenant) that has undertaken to perform such service or work in lieu of receiving it from Landlord, then Operating Expenses, Insurance Costs, Utilities Costs and/or Taxes, as applicable, shall be considered to be increased by an amount equal to the additional Operating Expenses, Insurance Costs, Utilities Costs and/or Taxes that Landlord would reasonably have incurred had Landlord furnished such service or work to that tenant.

g.     Estimate Statement.   By the first day of April (or as soon as practicable thereafter) of each calendar year during the Term after the Base Year, Landlord shall endeavor to deliver to Tenant a statement (the “Estimate Statement”) estimating the Operating Expenses, Taxes, Insurance Costs, and Utilities Costs (the “Estimated Expenses”) for the current calendar year and the estimated amount of Excess Expenses, Excess Taxes, Excess Insurance Costs, and Excess Utilities Costs (the “Estimated Excess Expenses”) payable by Tenant. If at any time during the Term, but not more often than quarterly, Landlord reasonably determines that the estimated amount of Estimated Excess Expenses payable by Tenant for the current calendar year will be greater or less than the amount set forth in the then current Estimate Statement, Landlord may issue a revised Estimate Statement and Tenant agrees to pay Landlord, within ten (10) days of receipt of the revised Estimate Statement, the difference between the amount owed by Tenant under such revised Estimate Statement and the amount owed by Tenant under the original Estimate Statement for the portion of the then current calendar year which has expired. Thereafter Tenant agrees to pay Estimated Excess Expenses based on such revised Estimate Statement until Tenant receives the next calendar year’s Estimate Statement or a new revised Estimate Statement for the current calendar year. The Estimated Excess Expenses shown on the Estimate Statement (or revised Estimate Statement, as applicable) shall be divided into twelve (12) equal monthly installments, and Tenant shall pay to Landlord, concurrently with the regular monthly payment of Rent next due following the receipt of the Estimate Statement (or revised Estimate Statement, as applicable), an amount equal to one (1) monthly installment of such Estimated Excess Expenses multiplied by the number of months from January in the calendar year in which such statement is submitted to the month of such payment, both months inclusive (less any amounts previously paid by Tenant with respect to any previously delivered Estimate Statement or revised Estimate Statement for such calendar year). Subsequent installments shall be paid concurrently with the regular monthly payments of Rent for the balance of the calendar year and shall continue until the next calendar year’s Estimate Statement (or current calendar year’s revised Estimate Statement) is received.

h.     Actual Statement.   By the first day of June (or as soon as practicable thereafter) of each subsequent calendar year during the Term after the Base Year, Landlord shall endeavor to deliver to Tenant a statement (“Actual Statement”) which states the Tenant’s Percentage of actual Operating Expenses, Taxes, Insurance Costs, and Utilities Costs (the “Actual Expenses”) and Excess Expenses, Excess Taxes, Excess Insurance Costs, and Excess Utilities Costs (the “Actual Excess Expenses”) payable by Tenant for the immediately preceding calendar year. If the Actual Statement reveals that the Actual Excess Expenses were under-stated in any Estimate Statement (or revised Estimate Statement) previously delivered by Landlord pursuant to Section 1.18 g. above, then within thirty (30) days after Landlord’s delivery of the Actual Statement to Tenant, Tenant shall pay to Landlord the amount of any such under-payment. Such obligation will be a continuing one which will survive the expiration or earlier termination of this Lease. If the Actual Statement reveals that the Actual Excess Expenses were over-stated in any Estimate Statement (or revised Estimate Statement), Landlord will credit any overpayment toward the next monthly installment(s) of Rent due from Tenant. Prior to the expiration or sooner termination of the Term and Landlord’s acceptance of Tenant’s surrender of the Premises, Landlord will have the right to provide Tenant with an Estimate Statement for the Estimated Expenses for the then current Lease Year and to collect from Tenant prior to Tenant’s surrender of the Premises, Tenant’s Percentage of any Actual Excess Expenses over the Estimated Expenses paid by Tenant in such Lease Year.

i.     No Release.   Any delay or failure by Landlord in delivering any Estimate or Actual Statement pursuant to this Section 1.18 shall not constitute a waiver of its right to receive Tenant’s payment of Excess Expenses, Excess Taxes, Excess Insurance Costs, and Excess Utilities Costs, nor shall it relieve Tenant of its obligations to pay Excess Expenses, Excess Taxes, Excess Insurance Costs, and Excess Utilities Costs pursuant to this Section 1.18, except that Tenant shall not be obligated to make any payments based on such Estimate or Actual Statement until thirty (30) days after receipt of such statement.

j.     Exclusions from Operating Expenses, Taxes, Insurance Costs and Utilities Costs.   Notwithstanding anything contained in this Section 1.18 to the contrary, the following items shall be excluded from Operating Expenses, Taxes, Insurance Costs, and Utilities Costs, as applicable: Costs of decorating, redecorating, or special cleaning or other services provided to certain tenants and not provided on a regular basis to all tenants of the Building; (ii) Any charge for depreciation of the Building or equipment and any interest or other financing charge; (iii) All costs relating to activities for the marketing, solicitation, negotiation and execution of leases of space in the Building, including without limitation, costs of tenant improvements; (iv) All costs for which Tenant or any other tenant in the Building is being charged other than pursuant to the operating expense clauses of leases for the Building; (v) The cost of correcting defects in the construction of the Building or in the building equipment, except that conditions (not occasioned by construction defects) resulting from ordinary wear and tear will not be deemed defects for the purpose of this category; (vi) To the extent Landlord is reimbursed by third parties, the cost of repair made by Landlord because of the total or partial destruction of the Building or the condemnation of a portion of the Building; (vii) The cost of any items for which Landlord is reimbursed by insurance or otherwise compensated by parties other than tenants of the Building pursuant to clauses similar to this paragraph; (viii) Any operating expense representing an amount paid to a related corporation, entity, or person which is in excess of the amount which would be paid in the absence of such relationship; (ix) The cost of any work or service performed for or facilities furnished to any tenant of the Building to a greater extent or in a manner more favorable to such tenant than that performed for or furnished to Tenant; (x) The cost of alterations of space in the Building leased to other tenants; (xi) Ground rent or similar payments to a ground lessor; (xii) Legal fees and related expenses incurred by Landlord (together with any damages awarded against Landlord) due to the gross negligence or willful misconduct of Landlord; (xiii) Costs arising from the presence of any Hazardous Materials within, upon or beneath the Property by reason of Landlord’s introduction thereof to the Property in violation of Environmental Law applicable as of such introduction; (xiv) Costs for sculpture, paintings or other objects of art in the Building which exceed those typically incurred in other similar office buildings in the area in which the Building is located; (xv) Salaries and compensation of ownership and management personnel to the extent that such persons provide services to properties other than the Building; and (xvi) Costs of selling or financing the Building.

k.     Cap on Controllable Expenses.   Notwithstanding the terms and provisions hereof, for each Lease Year subsequent to the first full Lease Year, Tenant’s share of Controllable Expenses (as defined below) will not exceed Tenant’s Maximum Share (as defined below) for such Lease Year. For the purposes hereof, “Tenant’s Maximum Share” means (a) for the second Lease Year, 106% of Tenant’s share of Controllable Expenses for the first full Lease Year, and (b) for each Lease Year thereafter, 106% of Tenant’s Maximum Share for the prior Lease Year. For the purposes of this Section 1.18, “Controllable Expenses” means all Operating Expenses other than Taxes, Utilities Costs, snow and ice removal and Insurance Costs.

1.19         Utilities and Services.

a.     Standard Utilities and Services.   So long as there exists no Event of Default beyond any applicable notice and cure period under any provisions of this Lease, and subject to the terms and conditions of this Lease, and the obligations of Tenant as set forth hereinbelow, Landlord shall furnish or cause to be furnished to the Premises the following utilities and services (Landlord reserves the right to adopt non-discriminatory modifications and additions to the following provisions from time to time):

(i)       Landlord shall make the elevator of the Building available for Tenant’s non-exclusive use, twenty-four (24) hours per day. Usage after Business Hours may require a card or other form of identification for access to the elevator.

(ii)       Landlord shall furnish during the Business Hours for the Building specified in Section 1.21, HVAC for the Premises as required in Landlord’s judgment for the comfortable and normal office occupancy of the Premises. The cost of maintenance and service calls to adjust and regulate the HVAC system shall be charged to Tenant if the need for maintenance work results from either Tenant’s adjustment of room thermostats or Tenant’s failure to comply with its obligations under this Section 1.19, including keeping window coverings closed as needed. Such work shall be charged at hourly rates equal to then-current journeyman’s wages for HVAC mechanics. If Tenant desires HVAC at any time other than during the Business Hours for the Building, Landlord shall provide such “after-hours” usage after advance reasonable request by Tenant, and Tenant shall pay to Landlord, as Additional Rent (and not as part of the Operating Expenses) the cost, as fairly determined by Landlord, of such after-hours usage (as well as the cost of any HVAC used by Tenant in excess of what Landlord considers reasonable or normal), which such cost is currently $65.00, subject to future commercially reasonable increases, including any minimum hour charges for after-hours requests and any special start-up costs for after-hours services which requires a special start-up (such as late evenings, weekends and holidays).

(iii)       Landlord shall furnish to the Premises twenty-four (24) hours per day, reasonable quantities of electric current as furnished by substantially similar landlords of substantially similar premises for normal lighting and normal fractional horsepower office business machines. In no event shall Tenant’s use of electric current ever exceed the capacity of the feeders to the Building or the risers or wiring installation of the Building. Landlord shall also furnish water to the Premises twenty-four (24) hours per day for drinking and lavatory purposes, in such quantities as are furnished by substantially similar landlords for substantially similar premises for the comfortable and normal use of the Premises. If Tenant requires or consumes water or electrical power in excess of what is considered reasonable or normal by Landlord, Landlord may require Tenant to pay to Landlord, as Additional Rent, the cost as fairly determined by Landlord incurred for such excess usage.

(iv)       Landlord shall furnish janitorial services to the Premises five (5) days per week pursuant to janitorial and cleaning specifications as may be adopted by Landlord from time to time. No person(s) other than those persons approved by Landlord shall be permitted to enter the Premises for such purposes. Janitor service shall include ordinary dusting and cleaning by the janitor assigned to do such work and shall not include cleaning of carpets or rugs, except normal vacuuming, or moving of furniture, interior window cleaning, coffee or eating area cleaning and other special services. Any additional janitorial services may be rendered by Landlord pursuant to written agreement with Tenant as to the extent of such services and the payment of the cost thereof. Janitor service will not be furnished on nights when rooms are occupied after 7:30 p.m. or to rooms which are locked unless a key is furnished to the Landlord for use by the janitorial contractor. Window cleaning shall be done only by Landlord, at such time and frequency as determined by Landlord at Landlord’s sole discretion, provided however the exterior windows shall be cleaned at least twice per year. Tenant shall pay to Landlord the cost of removal of any of Tenant’s refuse and rubbish to the extent that the same exceeds the refuse and rubbish usually attendant upon the use of the Premises as offices.

(v)       Landlord may provide security service or protection in the Building, in any manner deemed reasonable by Landlord at Landlord’s sole discretion, from the Commencement Date throughout the Term. Landlord shall have no liability in connection with the decision whether or not to provide such services and Tenant hereby waives all claims based thereon. Landlord shall not be liable for losses due to theft, vandalism or similar causes. Tenant shall have the right to install, at Tenant’s sole cost and expense, a separate security system for the Premises as an Alteration; provided, however, that the plans and specifications for any such system shall be subject to Landlord’s reasonable approval, and the installation of such system shall otherwise be subject to the terms and conditions of Article 13 of this Lease. Tenant shall at all times provide Landlord and any applicable fire or other emergency response personnel with the necessary codes and/or keys to disarm the security system and will provide Landlord with a contact who is familiar with the functions of the alarm system in the event of a malfunction. Tenant will remove all of those portions of the security system installed by Tenant in the Premises upon the expiration or earlier termination of this Lease and repair any and all damage to the Premises and Building caused by such removal in accordance with Section 13.2 hereof.

(vi)       To the extent the Premises are not separately metered as of the Commencement Date, at Landlord’s option, Landlord may install water, electricity and/or HVAC meters in the Premises to measure Tenant’s consumption of such utilities, including any after-hours and extraordinary usage described above. Tenant shall pay to Landlord, within fifteen (15) days after demand, the cost of the installation, maintenance and repair of such meter(s).

The costs of Building services shall be included in Operating Expenses and all charges with respect to utilities shall be included in Utilities Costs as defined in Section 1.18 e. above, other than costs associated with “after hours” HVAC usage. Landlord may, but is not obligated to, upon Tenant’s request, provide additional services hereunder; provided, however, that if Landlord does provide such extra services, Tenant agrees to pay a five percent (5%) administration fee in connection with such services, provided, however, that such administration fee shall not apply to “after hours” HVAC usage.

Landlord shall have the right at any time and from time-to-time during the Term to contract for service from any company or companies providing electricity service (“Service Provider”). Tenant shall cooperate with Landlord and the Service Provider at all times and, as reasonably necessary, shall allow Landlord and Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises; provided, however, that Landlord shall use commercially reasonable efforts to minimize or to cause the Service Provider to minimize, any unreasonable interference with Tenant’s business within the Premises during Tenant’s normal Business Hours. Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Premises, or if the quantity or character of the electric energy supplied by the Service Provider is no longer available or suitable for Tenant’s requirements, no such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent, or relieve Tenant from any of its obligations under this Lease.

b.     Tenant’s Obligations.   Tenant shall cooperate fully at all times with Landlord, and abide by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the Building’s services and systems. Tenant shall not use any apparatus or device in, upon or about the Premises which may in any way increase the amount of services or utilities usually furnished or supplied to the Premises or other premises in the Building. In addition, Tenant shall not connect any conduit, pipe, apparatus or other device to the Building’s water, waste or other supply lines or systems for any purpose. Neither Tenant nor its employees, agents, contractors, licensees or invitees shall at any time enter, adjust, tamper with, touch or otherwise in any manner affect the mechanical installations or facilities of the Building.

1.20       Additional Repairs.

    a.     Landlord’s Additional Repair Obligations.   In addition to Landlord’s repair obligations in Section 8.1 of the Standard Lease Provisions, and subject to Sections 17.1 and 17.2 of the Standard Lease Provisions, Landlord shall, as part of the Operating Expenses, repair, maintain and replace, as necessary (a) the basic heating, ventilating, air conditioning (“HVAC”), sprinkler and electrical systems within the Building core and standard conduits, connections and distribution systems thereof within the Premises (but not any above standard improvements installed in the Premises such as, for example, but not by way of limitation, custom lighting, special or supplementary HVAC or plumbing systems or distribution extensions, special or supplemental electrical panels or distribution systems, or kitchen or restroom facilities and appliances to the extent such facilities and appliances are intended for the exclusive use of Tenant), and (b) the Common Areas, if any; provided, however, to the extent such maintenance, repairs or replacements are required as a result of any intentional act, willful neglect or omission of Tenant or any of Tenant’s Parties, Tenant shall pay to Landlord, as Additional Rent, the costs of such maintenance, repairs and replacements. Landlord shall not be liable to Tenant for failure to perform any such maintenance, repairs or replacements, unless Landlord shall fail to make such maintenance, repairs or replacements and such failure shall continue for an unreasonable time following written notice from Tenant to Landlord of the need therefor. Without limiting the foregoing, Tenant waives the right to make repairs at Landlord’s expense under any applicable Laws now or hereafter in effect.

    b.     Reserved.

1.21     Business Hours for the Building.   7:00 a.m. to 6:00 p.m., Mondays through Fridays (except Building Holidays, as defined below) and 8:00 a.m. to 1:00 p.m. on Saturdays (except Building Holidays). Building Holidays mean New Year’s Day, Labor Day, Presidents’ Day, Thanksgiving Day, Memorial Day, Independence Day and Christmas Day and such other national holidays as are adopted by Landlord as holidays for the Building. Notwithstanding the foregoing, Tenant’s employees and personnel shall have access to the Premises (and Building, if applicable and necessary to access the Premises) twenty-four (24) hours per day, seven (7) days a week, fifty two (52) weeks per year.

1.22       Additional Parking Provisions.   In addition to such parking privileges for use by Tenant’s employees, Landlord shall permit access to the parking areas for Tenant’s visitors, subject to availability of spaces.

1.23       Occupancy Level. [Intentionally Deleted].

1.24       Right of First Offer.   Subject to the terms of this Section 1.24, Tenant shall have a one-time right to lease (“Tenant’s Right to Lease”) up to an additional approximately 20,373 rentable square feet on the remainder of the 2nd floor of the Building to the extent space becomes available for lease to third parties after the expiration of any lease for such space during the Term and/or Option Term, and after the existing tenant or occupant vacates any space (“First Offer Space”). Tenant’s Right to Lease is subject and subordinate to the rights now existing of all other existing tenants of the Building or Property with prior expansion, renewal or lease rights relative to any First Offer Space. If any space on the second floor of the Building is presently vacant and available for lease, then such space shall not constitute First Offer Space unless and until such space shall be first leased to another tenant and subsequently become available for lease after the expiration of the lease of such space, including the expiration of all renewal and extension options and after the first tenant vacates such space, unless such space remains unleased two years after the date hereof, in which case such space shall constitute First Offer Space commencing two years after the date of this Lease.

    a.     Promptly following written request (“Tenant Request”) by Tenant, Landlord will give Tenant written notice of the availability of any First Offer Space and the date that the existing tenant or occupant, if any, is expected to vacate such space (“Landlord’s Availability Notice”). Within 10 days following delivery of the Landlord’s Availability Notice, Tenant will have the right to request from Landlord in writing a written statement setting forth the basic economic terms, including, but not limited to, Landlord’s determination of the Base Rent, tenant improvement allowance, if any, and all other economic terms and conditions (collectively, the “Economic Terms”), upon which Landlord is willing to lease the First Offer Space desired by Tenant, either to Tenant or to a third party. Notwithstanding anything contained herein to the contrary, if the Tenant Request is given on or before the date that is twelve (12) months following the Commencement Date, the terms and conditions of such amendment shall be the same economic terms as are applicable under this Lease on the date of such amendment, including the Allowance (reasonably prorated by Landlord to make such transaction coterminous with this Lease). Otherwise if Tenant’s Request is given from and after the date that is twelve (12) months after the Commencement Date the terms and conditions of such amendment shall be those set forth in the Economic Terms. The Economic Terms will represent Landlord’s reasonable determination of the fair market rental rate for such First Offer Space. The fair market rental rate, for purposes of this Section 1.24, shall mean the annual amount per square foot, projected during the relevant period, that a willing, non-equity renewal tenant (excluding sublease and assignment transactions) would pay, and a willing, institutional landlord of a comparable quality office building located in the area of the Building would accept, in an arm’s length transaction (what Landlord is accepting in then current transactions for the Building and any adjacent buildings owned by Landlord may be used for purposes of projecting rent for the relevant period), for space of comparable size, quality and floor height as the First Offer Space, taking into account the age, quality and layout of the existing improvements in the First Offer Space, and taking into account items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, rental rates, space availability, tenant size, tenant improvement allowances, parking charges and any other lease considerations, if any, then being charged or granted by Landlord or the lessors of such similar office buildings.

All Economic Terms other than Base Rent, such as tenant improvement allowance amounts, if any, operating expense allowances, parking charges, etc., will be established by Landlord and will be factored into the determination of the fair market rental rate for the relevant period. Accordingly, the fair market rental rate will be an effective rate, not specifically including, but accounting for, the appropriate economic considerations described above.

    b.     Within five (5) business days after receipt of the Economic Terms from Landlord, Tenant must give Landlord written notice pursuant to which Tenant shall elect to either: (i) lease such First Offer Space upon such Economic Terms and the same non-Economic Terms as set forth in this Lease with respect to the Premises; (ii) decline to lease such First Offer Space, specifying that such declination is not based upon the Economic Terms, but upon Tenant’s lack of need for such First Offer Space, in which event Landlord may at any time thereafter lease such First Offer Space to any party upon any terms Landlord deems appropriate; or (iii) decline to lease the First Offer Space, specifying that such declination is based upon the Economic Terms, in which event Tenant will also specify revised Economic Terms upon which Tenant is willing to lease such First Offer Space. Tenant’s failure to timely choose either clause (i), clause (ii) or clause (iii) above will be deemed to be Tenant’s choice of clause (ii) above.

    c.     If Tenant gives Landlord notice pursuant to clause (b)(iii) above, Landlord may elect, within five days following receipt of such notice from Tenant, either to: (i) lease such First Offer Space to Tenant upon such revised Economic Terms proposed by Tenant, and the same other non-Economic Terms as set forth in this Lease; or (ii) lease the First Offer Space at any time thereafter to any third party upon terms which are not substantially more favorable to said party than the Economic Terms originally proposed by Tenant. Landlord’s failure to timely choose either clause (i) or clause (ii) above will be deemed to be Landlord’s choice of clause (ii) above.

    d.     If Tenant chooses (or is deemed to have chosen) clause (b)(ii) above, or if Landlord chooses (or is deemed to have chosen) clause (c)(ii) above, Tenant’s Right to Lease any First Offer Space will be null and void. If Tenant exercises its Right to Lease as provided herein, the parties will promptly thereafter execute an amendment to this Lease to include the First Offer Space in the Premises and to document the lease terms thereof. If Landlord is required to furnish improvements for the First Offer Space, rent for the First Offer Space shall be due and payable upon the earlier of substantial completion of any tenant improvements for the First Offer Space or the date Tenant first occupies the First Offer Space.

    e.     As provided above, Tenant’s Right to Lease is subject to all expansion and extension rights and other rights to lease, as applicable which Landlord has granted to other tenants prior to the date of this Lease. Thus, Landlord’s Economic Terms will be delivered to Tenant only after Landlord has appropriately notified and received negative responses from all other tenants with rights in the First Offer Space superior to Tenant’s rights.

    f.     Tenant will have no Tenant’s Right to Lease, and Tenant’s Request will be ineffective, if an Event of Default under this Lease exists beyond any applicable notice and cure period at the time Tenant’s Request is given or at the time the term with respect to the First Offer Space is scheduled to commence. Any termination of this Lease terminates all rights under this Section 1.24. Any assignment or subletting by Tenant of this Lease or of all or a portion of the Premises terminates Tenant’s Right to Lease, unless Landlord consents to the contrary in writing at the time of such subletting or assignment. Tenant’s Right to Lease may not be transferred separate and apart from Tenant’s interest in this Lease and/or to the Premises.

1.25       Generator License. Subject to all applicable Laws and any regulations or restrictions imposed by any architectural control committee, Landlord hereby grants Tenant a license for the Term (as the same may be terminated or extended pursuant to this Lease) to install a generator with associated tank and concrete pad (collectively, the “Generator”) within a location designated by Landlord (the “Generator Area”), and to use such portions of Building Common Areas (taking into account the location of the Generator Area) as reasonably required (and reasonably approved by Landlord) to connect the Generator to the Premises, all subject to the terms and conditions of this Section 1.25. In connection with the use of the Building Common Areas, Tenant hereby agrees that to the extent Tenant’s use of the Building Common Areas for the Generator causes Landlord to lose the use of any parking spaces in the Building Common Areas, the number of parking spaces lost shall be deducted from the number of parking spaces Tenant is entitled to use under the terms of this Lease. In no event will Tenant be entitled to install any underground storage tanks in connection with the Generator or the license granted to Tenant hereunder. The license granted hereby shall be non-revocable by Landlord, except in the event of a default by Tenant under this Lease which continues beyond the applicable notice and cure period.

    (a)       Location; Approval of Plans. Landlord will have the right to review and approve, in its reasonable discretion, all plans and specifications for the Generator and for the installation of the Generator and any related equipment. Landlord will have the right to designate the location of all equipment connecting the Generator with the Premises (including, without limitation, all wires, cables and other connecting equipment).

    (b)       Costs. Tenant will be solely responsible for all costs and expenses incurred in installing, operating (including any utility expense), maintaining, repairing and removing the Generator from the common area and the Generator’s connections with the Premises. Without limiting the foregoing, Tenant will, at its sole cost and expense, comply with all Laws, and all reasonable procedures established by Landlord, relating to the installation, operation, maintenance, repair and removal of the Generator and related equipment and facilities, the Generator’s connections with the Premises and the storage and use of any hazardous materials related thereto, including, without limitation, diesel fuel.

    (c)       Enclosure; Use and Maintenance. Tenant, at Tenant’s sole cost and expense, will, subject to compliance with Laws, enclose the Generator Area with a screening wall or other barrier (or screening)

which may include acoustical remediation features to dampen noise and vibration such that the Generator Area will be reasonably secure from entry by third parties and will not unreasonably interfere with the operation and use of the Building or surrounding areas, or tenants or occupants thereof (the “Generator Enclosure”), all as reasonably required and approved by Landlord. The Generator will be used by Tenant only during (i) testing and regular maintenance, and (ii) any period of electrical power outage in the Premises. Tenant will be entitled to operate the Generator for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord, but in no event during the hours of 7:00 a.m. and 6:00 p.m.

    (d)       Title and Liability. Title in and to the Generator and all equipment related thereto installed by Tenant will be vested in Tenant throughout the Term. Tenant will indemnify, defend and hold Landlord, Landlord’s Representative, Landlord’s managing agent, and Landlord’s mortgagees and contractors harmless from and against any and all claims, costs, expenses and liabilities (including reasonable attorneys’ fees) arising out of or in connection with Tenant’s installation, operation, maintenance, repair and removal of the Generator, the presence of the Generator within the Building Common Areas or connections with the Building and Premises, the Generator’s connections with the Premises and the storage, use or remediation of any hazardous materials related thereto, including, without limitation, fuel of any kind, except to the extent arising out of the gross negligence or willful misconduct of Landlord. Tenant’s obligations under this Section 1.25(d) will survive the expiration or earlier termination of the Term.

    (e)       Removal. Tenant will, at its sole costs and expense, remove the Generator and all equipment and facilities related thereto installed by Tenant on or before the end of the Term. Upon such removal, Tenant shall promptly restore the Generator Area and those portions of the Building Common Areas used for the Generator and/or used to connect the Generator to the Premises, including, without limitation, parking spaces, medians, landscaping, trees, shrubs, plants and like material and asphalt, to their original condition that existed prior to the installation of the Generator (or, with respect to landscaping, trees, shrubs, plants and like material, to the condition of the same in the surrounding areas, it being the intent of the parties, for example, that Tenant will restore with trees of similar height to the other trees in the Building Common Areas as of the date of such restoration) to the extent such areas were damaged by Tenant’s installation and/or use of the Generator and related equipment or the removal thereof, ordinary wear and tear excepted. The provisions of this Section 1.25(e) shall survive the termination or expiration of this Lease.

    (f)       Applicability of Lease Terms. The Generator Area will be deemed a part of the Premises for all purposes under this Lease; provided, however, that the Generator Area shall not be included in the Rentable Area of the Premises for the purpose of calculating Monthly Base Rent or Tenant’s Percentage. Otherwise, all references to Premises will mean both the Premises and the Generator Area.

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STANDARD LEASE PROVISIONS

ARTICLE 2 - LEASE

2.1       Lease Elements; Definitions; Exhibits.   This Lease is comprised of the Lease Summary and Property Specific Provisions (the “Summary”), these Standard Lease Provisions (“Standard Provisions”) and all exhibits, and riders attached hereto (collectively, “Exhibits”), all of which are incorporated together as part of one and the same instrument. All references in any such documents and instruments to “Lease” means the Summary, these Standard Provisions and all Exhibits attached hereto. All terms used in this Lease shall have the meanings ascribed to such terms in the Summary, these Standard Provisions and any Exhibits. To the extent of any inconsistency between the terms and conditions of the Summary, these Standard Provisions, or any Exhibits attached hereto, the Summary and any Exhibits attached hereto shall control over these Standard Provisions.

ARTICLE 3 - PREMISES

3.1       Lease of Premises.   Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, upon and subject to, the terms, covenants and conditions of this Lease. Each party covenants and agrees, as a material part of the consideration for this Lease, to keep and perform their respective obligations under this Lease.

3.2       Landlord’s Reserved Rights.   Landlord reserves the right from time to time to do any of the following: (a) expand the Building and construct or alter other buildings or improvements on the Property as long as Tenant’s parking ratio is not below the level specified in Section 1.11 hereof; (b) make any changes, additions, improvements, maintenance, repairs or replacements in or to the Property, Common Areas and/or the Building (including the Premises if required to do so by any applicable Laws or to the extent necessary in conjunction with any improvements to the Property, Common Areas and/or the Building, provided that Tenant’s use of and access to the Premises is not materially and adversely affected), and the fixtures and equipment thereof, including, without limitation: (i) maintenance, replacement and relocation of pipes, ducts, conduits, wires and meters and equipment above the ceiling surfaces, below the floor surfaces and within the walls of the Building and the Premises; and (ii) changes in the location, size, shape and number of driveways, entrances, stairways, elevators, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways, easements, parking spaces and parking areas as long as Tenant’s parking ratio is not reduced below the level specified in Section 1.11; (c) close temporarily any of the Property while engaged in making repairs, improvements or alterations to the Property; and (d) perform such other acts and make such other changes with respect to the Property, as Landlord may, in the exercise of good faith business judgment, deem to be appropriate. If Landlord is required to reconfigure the Premises as a result of any changes to the Property, Common Areas and/or the Building as a result of Landlord’s exercise of its rights under this Section 3.2, Landlord shall provide Tenant with reasonable advance written notice of the construction schedule to the extent that the Premises are affected, and Landlord shall endeavor to minimize, as reasonably practicable, the interference with Tenant’s access to the Premises and business conducted thereon as a result of any such construction. All measurements of rentable area in this Lease shall be deemed to be correct.

ARTICLE 4 - TERM AND POSSESSION

4.1       Term; Notice of Lease Dates.   The Term shall be for the period designated in the Summary commencing on the Commencement Date and ending on the Expiration Date, unless the Term is sooner terminated or extended as provided in this Lease. If the Commencement Date falls on any day other than the first day of a calendar month then the Term will be measured from the first day of the month following the month in which the Commencement Date occurs. Within ten (10) days after Landlord’s written request, Tenant shall execute a written confirmation of the Commencement Date and Expiration Date of the Term in the form of the Notice of Lease Term Dates. The Notice of Lease Term Dates shall be binding upon Tenant unless Tenant reasonably objects thereto in writing within such ten (10) day period.

4.2       Possession.   Landlord shall deliver possession of the Premises to Tenant following the execution of this Lease for Tenant’s construction of the Tenant Improvements as provided in the Work Letter. Landlord shall deliver possession of the Premises to Tenant in its then as-is condition, subject to the provisions of Section 4.3 below. Tenant agrees that if Landlord is unable to deliver possession of the Premises to Tenant as required herein, this Lease will not be void or voidable, nor with Landlord be liable to Tenant for any loss or damage resulting therefrom. Tenant agrees that if Landlord is unable to deliver possession of the Premises to Tenant by April 1, 2011, Tenant’s sole and exclusive remedy shall be to terminate this Lease upon written notice to Landlord at which point this Lease shall terminate and be of no further force and effect effective on the date specified in such notice. Notwithstanding the foregoing, Landlord will not be obligated to deliver possession of the Premises to Tenant until Landlord has received from Tenant all of the following: (i) a copy of this Lease fully executed by Tenant; (ii) any Security Deposit and the first installment of the non-abated Monthly Base Rent and Additional Rent, if any, due under this Lease, which Tenant shall pay upon execution of this Lease; and (iii) copies of Tenant’s insurance certificates as required hereunder.

4.3       Condition of Premises.   Landlord shall deliver the Premises to Tenant in broom-clean condition and free of debris, with the existing Building-standard plumbing, lighting, and HVAC systems (collectively, the “Operating Systems”) in good operating condition. If a non-compliance with such warranty exists as of the Commencement Date, or if one of such Operating Systems or elements should malfunction or fail within the warranty period below, as Tenant’s sole remedy for Landlord’s breach of this warranty, Landlord shall, as Landlord’s sole obligation, promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such non-compliance, malfunction or failure, repair same at Landlord’s expense; provided, however, Landlord shall have no liability hereunder for repairs or replacements necessitated by the intentional acts, willful neglect or omissions of Tenant and/or any of Tenant’s Parties. The warranty period shall be sixty (60) days after delivery of the Premises to Tenant, including any Early Occupancy under Section 4.4 below. If Tenant does not give Landlord the required notice within said warranty period, correction of any such non-compliance, malfunction or failure shall be the obligation of Tenant at Tenant’s sole cost and expense. Tenant acknowledges that, except as otherwise expressly set forth in this Lease and the Work Letter, if any, (i) neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building or the Property or their condition, or with respect to the suitability thereof for the conduct of Tenant’s business, and Tenant shall accept the Premises in its then as-is condition on delivery by Landlord, and (ii) the acceptance of possession of the Premises by Tenant shall establish that the Premises, the Building and the Property were at such time complete and in good, sanitary and satisfactory condition and repair with all work required to be performed by Landlord, if any, pursuant to the Work Letter completed and without any obligation on Landlord’s part to make any further alterations, upgrades or improvements thereto, subject only to completion of minor punch-list items that do not materially and adversely interfere with Tenant’s access to or ability to conduct business on the Premises and as identified by the parties to be corrected by Landlord, if any, as provided in the Work Letter. The warranties made by Landlord in this Section 4.3 shall be of no force or effect if immediately prior to the Commencement Date, Tenant was the owner or occupant of the Premises. In such event, Tenant shall be responsible for any necessary corrective work.

ARTICLE 5 - RENT

5.1       Monthly Base Rent.   Tenant agrees to pay Landlord, the Monthly Base Rent as designated in the Summary. Monthly Base Rent and recurring monthly charges of Additional Rent (defined below) shall be paid by Tenant in advance on the first day of each and every calendar month (“Due Date”) during the Term, except that the first full month’s non-abated Monthly Base Rent and Additional Rent, if any, shall be paid upon Tenant’s execution and delivery of this Lease to Landlord. Monthly Base Rent for any partial month shall be prorated in the proportion that the number of days this Lease is in effect during such month bears to the actual number of days in such month.

5.2       Additional Rent.   All amounts and charges payable by Tenant under this Lease in addition to Monthly Base Rent, if any, including, without limitation, payments for Operating Expenses, Taxes, Insurance Costs and Utilities Costs to the extent payable by Tenant under this Lease shall be considered “Additional Rent”, and the word “Rent” in this Lease shall include all such Additional Rent unless the context specifically states or clearly implies that only Monthly Base Rent is referenced. Rent shall be paid to Landlord, without any prior notice or demand therefor and without any notice, deduction or offset, in lawful money of the United States of America.

5.3       Late Charges & Interest Rate:   If Landlord does not receive Rent or any other payment due from Tenant within five (5) business days of the Due Date, Tenant shall pay to Landlord a late charge equal to ten percent (10%) of such past due Rent or other payment. Tenant agrees that this late charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of Tenant’s late payment. Accepting any late charge shall not constitute a waiver by Landlord of Tenant’s Event of Default with respect to any overdue amount nor prevent Landlord from exercising any other rights or remedies available to Landlord. If any installment of Monthly Base Rent or Additional Rent, or any other amount payable by Tenant hereunder is not received by Landlord by the Due Date, it shall bear interest at the Interest Rate set forth in the Summary from the Due Date until paid. All interest, and any late charges imposed pursuant to this Section 5.3, shall be considered Additional Rent due from Tenant to Landlord under the terms of this Lease.

ARTICLE 6 - SECURITY DEPOSIT

Concurrently with Tenant’s execution and delivery of this Lease to Landlord, Tenant shall deposit with Landlord the Security Deposit, if any, designated in the Summary. The Security Deposit shall be held by Landlord as security for the full and faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be performed by Tenant during the Term. If there exists an Event of Default beyond any applicable notice and cure period, Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent, Additional Rent or any other sum in default, or for the payment of any other amount, loss or damage which Landlord may spend, incur or suffer by reason of Tenant’s Event of Default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant within sixty (60) days following the later of (a) receipt by Landlord of the final Rent due from Tenant, or any other amount due from Tenant in accordance with the provisions of this Lease; or (b) the date Tenant has surrendered the Premises to Landlord in compliance with the Provisions of this Lease, provided that Landlord may retain the Security Deposit until such time as any amount due from Tenant in accordance with this Lease has been determined and paid in full. If Landlord sells its interest in the Building during the Term and if Landlord deposits with or credits to the purchaser the Security Deposit (or balance thereof), then, upon such sale, Landlord shall be discharged from any further liability with respect to the Security Deposit. Notwithstanding anything contained herein to the contrary, provided that (a) there is not an Event of Default, and (b) Tenant’s Cash Flow (as defined below) is positive (as evidenced by financial statements certified by Tenant’s chief executive officer or chief financial officer as being true, accurate and compute), the Security Deposit shall be reduced on the first day of the eighteenth (18th) full calendar month of the initial Term to an amount equal to $28,679.50. If Tenant’s Cash Flow is not positive on the first day of the eighteenth (18th) full calendar month of the initial Term, Landlord shall periodically review Tenant’s Cash Flow every six (6) months until such time as Tenant’s Cash Flow is positive, at which time the Security Deposit shall be reduced to $28,679.50. For purposes of this Article 6, “Cash Flow” means all revenues or other cash received, including, without limitation, cash (i) derived by the Tenant from normal business operations, (ii) minus (A) all expenses (other than depreciation, other similar noncash expenses, and all dividends to Tenant’s shareholders, unless such shareholders do not receive salaries, in which case distributions of dividends to shareholders for salaries and tax purposes may be included as expenses hereunder, provided that such distributions to Tenant’s shareholders are consistent with past distributions to Tenant’s shareholders) incurred incident to the normal operation of the Tenant’s business, (B) all commercially reasonable and necessary capital expenditures made during such period, (C) all payments of principal and interest made during such period with respect to Tenant loans (excluding loans by Tenant’s shareholders), and (D) reasonable working capital and cash reserves necessary for the needs and operation of the Tenant’s business, as determined in good faith taking into consideration the company’s historical working capital and cash reserves.

ARTICLE 7 - OPERATING EXPENSES/UTILITIES/SERVICES

7.1       Operating Expenses.   Tenant shall pay for or contribute to the Operating Expenses as provided in the Summary.

7.2       Utilities and Services.   Tenant shall pay for or contribute to the Utilities Costs as provided in the Summary.

7.3       Taxes.   Tenant shall pay for or contribute to the Taxes for the Property as described in the Summary. As used in this Lease, the term “Taxes” means: (a) all real property taxes and assessments, possessory interest taxes, sales taxes, personal property taxes; and (b) business or license taxes or fees, gross receipts taxes, license or use fees, excises, transit charges, and other impositions of any kind (including fees “in-lieu” or in substitution of any such tax or assessment), if any, imposed upon or measured by Rent or in lieu of Rent, to the extent that such taxes are in lieu of current real property taxes and assessments, which are now or hereafter assessed, levied, charged or imposed by any public authority upon the Building, Site, Property and/or Premises or any portion thereof, its operations or the Rent derived therefrom (or any portion or component thereof, or the ownership, operation, or transfer thereof). Taxes shall not include inheritance or estate taxes imposed upon or assessed against the interest of Landlord, gift taxes, excess profit taxes, franchise taxes, or similar taxes on Landlord’s business or any other taxes computed upon the basis of the net income of Landlord. If it shall not be lawful for Tenant to reimburse Landlord for any such Taxes, the Monthly Base Rent payable to Landlord under this Lease shall be revised to net Landlord the same net rent after imposition of any such Taxes by Landlord as would have been payable to Landlord prior to the payment of any such Taxes. Notwithstanding anything herein to the contrary, Tenant shall be liable for all taxes levied or assessed against personal property, furniture, fixtures, above-standard Tenant Improvements and alterations, additions or improvements placed by or for Tenant in the Premises. Furthermore, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services provided herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Property; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

7.4       Insurance Costs.   Tenant shall pay for or contribute to Insurance Costs as provided in the Summary. As used in this Lease, “Insurance Costs” means the cost of insurance obtained by Landlord pursuant to Article 15 (including self-insured amounts and deductibles, if any).

7.5       Interruption of Utilities.   Landlord shall have no liability to Tenant for any interruption in utilities or services to be provided to the Premises when such failure is caused by all or any of the following: (a) accident, breakage or repairs; (b) strikes, lockouts or other labor disturbances or labor disputes of any such character; (c) governmental regulation, moratorium or other governmental action; (d) inability, despite the exercise of reasonable diligence, to obtain electricity, water or fuel; (e) service interruptions or any other unavailability of utilities resulting from causes beyond Landlord’s control including without limitation, any electrical power “brown-out” or “black-out”; or (f) any other cause beyond Landlord’s reasonable control. In addition, in the event of any such interruption in utilities or services, Tenant shall not be entitled to any abatement or reduction of Rent (except as expressly provided in this Section 7.5 and Articles 17 and 18 if such failure is a result of any casualty damage or taking described therein), no eviction of Tenant shall result, and unless otherwise specified herein, Tenant shall not be relieved from the performance of any covenant or agreement in this Lease. In the event of any stoppage or interruption of services or utilities which are not obtained directly by Tenant, Landlord shall diligently attempt to resume such services or utilities as promptly as practicable. Tenant hereby waives the provisions of any applicable existing or future Law, ordinance or governmental regulation permitting the termination of this Lease due to an interruption, failure or inability to provide any services. Notwithstanding anything contained in this Lease to the contrary, if an interruption or suspension of services that is within Landlord’s reasonable control causes any portion of the Premises to become untenantable by Tenant for more than five (5) consecutive days, then and only in that event, Tenant shall, as its sole and exclusive remedy, be entitled to a pro rata abatement of Monthly Base Rent and Operating Expenses as to such untenantable portion of the Premises commencing with the sixth (6th) business day that the same is untenantable; provided, however, that Tenant shall not be entitled to any abatement of Monthly Base Rent and Operating Expenses due to such untenantability of the Premises (i) caused by any act or omission of Tenant or any of Tenant’s contractors, employees, agents, invitees or licensees; (ii) where Tenant requests Landlord to make a decoration, alteration, improvement or addition; or (iii) where the repair in question or the services in question are those which Tenant is obligated to make or furnish under any of the provisions of this Lease.

ARTICLE 8 - MAINTENANCE AND REPAIR

8.1       Landlord’s Repair Obligations.   In addition to any repair obligations of Landlord set forth elsewhere in this Lease, Landlord, at Landlord’s cost, shall repair, maintain and replace as necessary, the foundation and structural elements of the Building (including structural load bearing walls and roof structure), and utility meters, electrical lines, pipes and conduits serving the Building and the Premises; provided, however, to the extent such maintenance, repairs or replacements are required as a result of any intentional act, willful neglect or omission of Tenant or any of Tenant’s Parties, Tenant shall pay to Landlord, as Additional Rent, the costs of such maintenance, repairs and replacements. Except as otherwise expressly provided in this Lease, Landlord shall have no obligation to alter, remodel, improve, repair, renovate, redecorate or paint all or any part of the Premises. Except as otherwise stated in the Summary, Tenant waives the right to make repairs at Landlord’s expense under any applicable Laws. All other repair and maintenance of the Premises, Building and Property to be performed by Landlord, if any, shall be as provided in the Summary.

8.2       Tenant’s Repair Obligations.   Except for Landlord’s obligations specifically set forth elsewhere in this Lease and in Section 8.1 above and in the Summary, Tenant shall at all times and at Tenant’s sole cost and expense, keep, maintain, clean, repair, preserve and replace, as necessary, the interior of the Premises and all parts thereof including, without limitation, all Tenant Improvements, Alterations, and all furniture, fixtures and equipment, including, without limitation, all computer, telephone and data cabling and equipment, Tenant’s signs, if any, door locks, closing devices, security devices, interior of windows, window sashes, casements and frames, floors and floor coverings, shelving, kitchen, restroom facilities and/or appliances of any kind located within the Premises, if any, custom lighting, and any additions and other property located within the Premises, so as to keep all of the foregoing elements of the Premises in good condition and repair, reasonable wear and tear and casualty damage excepted. Tenant shall replace, at its expense, any and all plate and other glass in and about the Premises which is damaged or broken from any cause whatsoever except due to the negligence or willful misconduct of Landlord, its agents or employees. Such maintenance and repairs shall be performed with due diligence, lien-free and in a first-class and workmanlike manner, by licensed contractor(s) that are selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold or delay. All other repair and maintenance of the Premises, Building and Property to be performed by Tenant, if any, shall be as provided in the Summary. If Tenant refuses or neglects to repair and maintain the Premises properly as required hereunder to the reasonable satisfaction of Landlord, then at any time following ten (10) days from the date on which Landlord makes a written demand on Tenant to effect such repair and maintenance, Landlord may enter upon the Premises and make such repairs and/or maintenance, and upon completion thereof, Tenant agrees to pay to Landlord as Additional Rent, Landlord’s costs for making such repairs plus an amount not to exceed ten percent (10%) of such costs for overhead, within ten (10) business days of receipt from Landlord of a written itemized bill therefor. Any amounts not reimbursed by Tenant within such ten (10) business day period will bear interest at the Interest Rate until paid by Tenant.

ARTICLE 9 - USE

Tenant shall use the Premises solely for the Permitted Use specified in the Summary, and shall not use or permit the Premises to be used for any other use or purpose whatsoever without Landlord’s prior written approval. Tenant shall observe and comply with the Rules and Regulations attached hereto as Exhibit E, as the same may be modified by Landlord from time to time, and all reasonable non-discriminatory modifications thereof and additions thereto from time to time put into effect and furnished to Tenant by Landlord. Landlord shall endeavor to enforce the Rules and Regulations, but shall have no liability to Tenant for the violation or non-performance by any other tenant or occupant of any such Rules and Regulations. Tenant shall, at its sole cost and expense, observe and comply with all Laws and all requirements of any board of fire underwriters or similar body relating to the Premises now or hereafter in force relating to or affecting the condition, use, occupancy, alteration or improvement of the Premises (whether, except as otherwise provided herein, structural or nonstructural, including unforeseen and/or extraordinary alterations and/or improvements to the Premises and regardless of the period of time remaining in the Term). Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or reasonably objectionable purpose. Tenant shall not do or permit to be done anything that will obstruct or interfere with the rights of other tenants or occupants of the Building or the Property, if any, or injure or annoy them. Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises, the Building or the Property, nor commit or suffer to be committed any waste in, on or about the Premises.

ARTICLE 10 - HAZARDOUS MATERIALS

As used in this Lease, the term “Environmental Law(s)” means any past, present or future federal, state or local Law relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials. As used in this Lease, the term “Hazardous Materials” means and includes any hazardous or toxic materials, substances or wastes as now or hereafter designated or regulated under any Environmental Laws including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), and freon and other chlorofluorocarbons. Except for ordinary and general office supplies, such as copier toner, liquid paper, glue, ink and common household cleaning materials, and motor vehicle fuel stored in fuel tanks of motor vehicles used on site in compliance with all Environmental Laws (some or all of which may constitute Hazardous Materials), Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the

Premises, the Building, the Common Areas or any other portion of the Property by Tenant, its agents, officers, directors, shareholders, members, partners, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant’s Parties”), without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Property, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building and/or the Property or any portion thereof by Tenant or any of Tenant’s Parties. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s members, shareholders, partners, officers, directors, managers, employees, agents, successors and assigns (collectively, “Landlord Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Property and which are caused or permitted by Tenant or any of Tenant’s Parties. The provisions of this Article 10 will survive the expiration or earlier termination of this Lease. Tenant shall give Landlord Notice of any evidence of Mold, water leaks or water infiltration in the Premises promptly upon discovery of same. At its expense, Tenant shall investigate, clean up and remediate any Mold in the Premises. Investigation, clean up and remediation may be performed only after Tenant has Landlord’s written approval of a plan for such remediation. All clean up and remediation shall be done in compliance with all applicable Laws and to the reasonable satisfaction of Landlord. As used in this Lease, “Mold” means mold, fungi, spores, microbial matter, mycotoxins and microbiological organic compounds.

Landlord hereby warrants and represents to Tenant, as of the mutual execution and delivery of this Lease, to Landlord’s actual knowledge, that Landlord is not aware of any past or present activity, condition, use of the Premises, the Building, the Property or the Site in whole or in part or any use handling, storage, transportation or release of Hazardous Materials that would constitute a violation of Environmental Laws. As used herein, the expression “to Landlord’s actual knowledge,” or words of similar import, shall refer exclusively to matters within the current, actual, conscious knowledge of Linda MacDonald, and shall not be construed to impose on Landlord or such person any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains or impose upon such person any liability or personal responsibility whatsoever hereunder.

ARTICLE 11 - PARKING

During the Term, Tenant shall be entitled to utilize the number and type of parking spaces specified in the Summary within the parking areas for the Property as designated by Landlord from time to time. Landlord shall at all times have the right to establish and modify the nature and extent of the parking areas for the Building and Property (including whether such areas shall be surface, underground and/or other structures); provided, however, that Tenant’s parking ratio shall not be reduced below the level specified in Section 1.11 hereof. In addition, if Tenant is not the sole occupant of the Property, Landlord may, in its discretion, designate any unreserved parking spaces as reserved parking. The terms and conditions for parking at the Property shall be as specified in the Summary and in the Rules and Regulations regarding parking as contained in Exhibit E attached hereto, as the same may be modified by Landlord from time to time. Tenant shall not use more parking spaces than its allotment and shall not use any parking spaces specifically assigned by Landlord to other tenants, if any, or for such other uses such as visitor, handicapped or other special purpose parking. Tenant’s visitors shall be entitled to access to the parking areas on the Property designated for visitor use, subject to availability of spaces and the terms of the Summary.

Tenant acknowledges and agrees that a breach of the parking provisions by Tenant or any Tenant’s Parties may seriously interfere with Landlord’s operation of the Property and with the rights or occupancy of other tenants of the Property. In the event Tenant’s Parties fail to comply with Landlord’s reasonable rules and regulations, as the same may be modified from time to time, Landlord shall have the right to enforce such parking violations against such Tenant’s Parties directly, including, without limitation, (a) issuing tickets and fines to the such Tenant’s Parties; (b) immobilizing and/or towing vehicles from the Property at the sole cost and expense of such Tenant’s Parties; and (c) attaching violation stickers or notices to non-complying vehicles. Each vehicle parked in violation of the foregoing provisions shall be deemed a separate violation. If Tenant or any Tenant’s Parties fails to comply with any of the parking provisions hereof on three (3) or more occasions, then Landlord shall have the right, but not the obligation, in addition to any other rights and remedies available under this Lease, at law or in equity to discontinue to provide parking spaces to any such non-complying Tenant Party, in which case this Lease shall continue in full force and effect without any abatement in rent or charge to Landlord.

ARTICLE 12 - TENANT SIGNS

Tenant shall have the right to have placed by Landlord, at Landlord’s expense, Tenant’s name on a building standard suite/unit door sign. In addition, subject to the rights of any existing tenants or occupants of the Building or Property, Landlord’s prior written approval as the size, design, method of attachment and such other matters as Landlord deems necessary in its reasonable discretion, Laws and the approval of any architectural review committee and any governmental and/or quasi-governmental authority having jurisdiction over the Building, Tenant shall have the right, at its sole cost and expense (including any utility and maintenance expenses) to utilize one space on the existing exterior sign on the façade of the Building. At the expiration of earlier termination of this Lease, Tenant shall remove such sign and repair any damage caused by the removal at Tenant’s expense, which obligation shall survive the expiration or termination of this Lease. Subsequent changes to Tenant’s sign and/or any additional signs, to the extent permitted by Landlord herein, shall be made or installed by Landlord at Tenant’s sole cost and expense.

All aspects of any such signs shall be subject to the prior written consent of Landlord (which shall not be unreasonably withheld), and shall be per Landlord’s standard specifications and materials, as revised by Landlord from time to time. Tenant shall have no right to install or maintain any other signs, banners, advertising, notices, displays, stickers, decals or any other logo or identification of any person, product or service whatsoever, in any location on or in the Property except as (i) shall have been expressly approved by Landlord in writing prior to the installation thereof (which approval may be granted or withheld in Landlord’s sole and absolute discretion), (ii) shall not violate any signage restrictions or exclusive sign rights contained in any then existing leases with other tenants of the Property, if any, and (iii) are consistent and compatible with all applicable Laws, and the design, signage and graphics program from time to time implemented by Landlord with respect to the Property, if any. Landlord shall have the right to remove any signs or signage material installed without Landlord’s permission, without being liable to Tenant by reason of such removal, and to charge the cost of removal to Tenant as Additional Rent hereunder, payable within ten (10) days of written demand by Landlord. Any additional sign rights of Tenant, if any, shall be as provided in the Summary.

ARTICLE 13 - ALTERATIONS

13.1       Alterations.   After installation of the initial Tenant Improvements for the Premises, Tenant may, at its sole cost and expense, make alterations, additions, improvements and decorations to the Premises (“Alterations”) subject to and upon the following terms and conditions:

a.             Tenant shall not make any Alterations which: (i) affect any area outside the Premises including the outside appearance, character or use of any portions of the Building or other portions of the Property; (ii) affect the Building’s roof, roof membrane, any structural component or any base Building equipment, services or systems (including fire and life/safety systems), or the proper functioning thereof, or Landlord’s access thereto; (iii) in the reasonable opinion of Landlord, lessen the value of the Building or the Property; (iv) will violate or require a change in any occupancy certificate applicable to the Premises; or (v) would trigger a legal requirement which would require Landlord to make any alteration or improvement to the Premises, Building or other aspect of the Property.

b.             Tenant shall not make any Alterations not prohibited by Section 13.1(a), unless Tenant first obtains Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, provided Landlord’s prior approval shall not be required for any Alteration that is not prohibited by Section 13.1(a) above and is of a cosmetic nature that satisfies all of the following conditions (hereinafter a “Pre-Approved Alteration”): (i) the costs of such Alteration do not exceed Three 00/100 Dollars ($3.00) per rentable square foot of the Premises; (ii) to the extent reasonably required by Landlord or by law due to the nature of the work being performed, Tenant delivers to Landlord final plans, specifications, working drawings, permits and approvals for such Alterations at least ten (10) days prior to commencement of the work thereof; (iii) Tenant and such Alterations otherwise satisfy all other conditions set forth in this Section 13.1; and (iv) the making of such Alterations will not otherwise cause an Event of Default by Tenant under any provision of this Lease. Tenant shall provide Landlord with ten (10) days’ prior written notice before commencing any Alterations. In addition, before proceeding with any Alteration, Tenant’s contractors shall obtain, on behalf of Tenant and at Tenant’s sole cost and expense: (A) all necessary governmental permits and approvals for the commencement and completion of such Alterations, and (B) if the cost of such Alterations exceeds $25,000.00, a completion and lien indemnity bond, or other surety satisfactory to Landlord for such Alterations. Landlord’s approval of any plans, contractor(s) and subcontractor(s) of Tenant shall not release Tenant or any such contractor(s) and/or subcontractor(s) from any liability with respect to such Alterations and will create no liability or responsibility on Landlord’s part concerning the completeness of such Alterations or their design sufficiency or compliance with Laws.

c.             All Alterations shall be performed: (i) in accordance with the approved plans, specifications and working drawings, if any; (ii) lien-free and in a first-class workmanlike manner; (iii) in compliance with all Laws; (iv) in such a manner so as not to unreasonably interfere with the occupancy of any other tenant, nor impose any additional expense upon nor delay Landlord in the maintenance and operation of the Building; (v) by licensed and bondable contractors and subcontractors selected by Tenant and reasonably approved by Landlord, and (v) at such times, in such manner and subject to such rules and regulations as Landlord may from time to time reasonably designate.

d.             Tenant shall pay to Landlord, as Additional Rent, the reasonable costs of Landlord’s engineers and other consultants for review of all plans, specifications and working drawings for the Alterations, within ten (10) business days after Tenant’s receipt of invoices either from Landlord or such consultants. In addition to such costs, Tenant shall pay to Landlord, within ten (10) business days after completion of any Alterations, a construction supervision fee equal to five percent (5%) of the total cost of the Alterations and the actual, reasonable costs incurred by Landlord for any services rendered by Landlord’s management personnel and engineers to coordinate and/or supervise any of the Alterations to the extent such services are provided in excess of or after the normal on-site hours of such engineers and management personnel. Notwithstanding anything contained in this subsection (d) to the contrary, Tenant shall not be obligated to pay any construction supervision fee related exclusively to Alterations consisting solely of painting and/or the installation of new carpet and/or art.

e.             Throughout the performance of the Alterations, Tenant shall obtain, or cause its contractors to obtain, workers compensation insurance and commercial general liability insurance in compliance with the insurance provisions of this Lease.

f.             At Landlord’s sole cost and expense, Landlord shall install a bike rack at the Property in a location to be determined by Landlord.

13.2       Removal of Alterations.   All Alterations and the initial Tenant Improvements in the Premises (whether installed or paid for by Landlord or Tenant), shall become the property of Landlord and shall remain upon and be surrendered with the Premises at the end of the Term; provided, however, Landlord may, by written notice delivered to Tenant within thirty (30) days after Landlord’s receipt of plans for any Alterations identify those Alterations which Landlord shall require Tenant to remove at the end of the Term. If Landlord requires Tenant to remove any such Alterations, Tenant shall, at its sole cost, remove the identified items on or before the expiration or sooner termination of this Lease and repair any damage to the Premises caused by such removal to its original condition (or, at Landlord’s option, Tenant shall pay to Landlord all of Landlord’s costs of such removal and repair).

13.3       Liens.   Tenant shall not permit any mechanic’s, materialmen’s or other liens to be filed against all or any part of the Property or the Premises, nor against Tenant’s leasehold interest in the Premises, by reason of or in connection with any repairs, alterations, improvements or other work contracted for or undertaken by Tenant or any Tenant Party. If any such liens are filed, Tenant shall, at its sole cost, immediately cause such liens to be released of record or bonded so that such lien(s) no longer affect(s) title to the Property, the Building or the Premises. If Tenant fails to cause any such lien to be released or bonded within ten (10) business days after filing thereof, Landlord may cause such lien to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien, and Tenant shall reimburse Landlord within five (5) business days after receipt of invoice from Landlord, any sum paid by Landlord to remove such liens, together with interest at the Interest Rate from the date of such payment by Landlord.

ARTICLE 14 - TENANT’S INSURANCE

14.1       Tenant’s Insurance.   On or before the earlier of the Commencement Date or the date Tenant commences or causes to be commenced any work of any type in the Premises, and continuing during the entire Term, Tenant shall obtain and keep in full force and effect, the following insurance with limits of coverage as set forth in Section 1.14 of the Summary:

a.             Special Form (formerly known as “all risk”) insurance, including fire and extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism, malicious mischief plus earthquake and flood coverage upon property of every description and kind owned by Tenant and located in the Premises or the Building, or for which Tenant is legally liable or installed by or on behalf of Tenant including, without limitation, furniture, equipment and any other personal property, and any Alterations (but excluding the initial Tenant Improvements previously existing or installed in the Premises), in an amount not less then the full replacement cost thereof. In the event that there shall be a dispute as to the amount which comprises full replacement cost, the decision of Landlord or the mortgagees of Landlord shall be presumptive.

b.             Commercial general liability insurance coverage on an occurrence basis, including personal injury, bodily injury (including wrongful death), broad form property damage, operations hazard, owner’s protective coverage, contractual liability (including Tenant’s indemnification obligations under this Lease), liquor liability (if Tenant serves alcohol on the Premises), products and completed operations liability. The limits of liability of such commercial general liability insurance may be increased every three (3) years during the Term upon reasonable prior notice by Landlord to an amount reasonably required by Landlord and appropriate for tenants of buildings comparable to the Building.

c.             Commercial Automobile Liability covering all owned, hired and non-owned automobiles.

d.             Worker’s compensation, in statutory amounts and employers liability, covering all persons employed in connection with any work done in, on or about the Premises for which claims for death, bodily injury or illness could be asserted against Landlord, Tenant or the Premises.

e.             Umbrella liability insurance on an occurrence basis, in excess of and following the form of the underlying insurance described in Section 14.1.b. and 14.1.c. and the employer’s liability coverage in Section 14.1.d. which is at least as broad as each and every area of the underlying policies. Such umbrella liability insurance shall include pay on behalf of wording, concurrency of effective dates with primary policies, blanket contractual liability, application of primary policy aggregates, and shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance, subject to customary commercially reasonable deductible amounts imposed on umbrella policies.

f.             [Intentionally Deleted].

g.             Loss of income, extra expense and business interruption insurance in such amounts as will reimburse Tenant for 12 months of direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises, Tenant’s parking areas or to the Building as a result of such perils.

h.             Any other form or forms of insurance as Tenant or Landlord or the mortgagees of Landlord may reasonably require from time to time, in form, amounts and for insurance risks against which a prudent tenant of a building similar to the Building would protect itself, but only to the extent such risks and amounts are available in the insurance market at commercially reasonable costs.

14.2       Requirements.   Each policy required to be obtained by Tenant hereunder shall: (a) be issued by insurers which are approved by Landlord and/or Landlord’s mortgagees and are authorized to do business in the state in which the Building is located and rated not less than Financial Size X, and with a Financial Strength rating of A in the most recent version of Best’s Key Rating Guide (provided that, in any event, the same insurance company shall provide the coverages described in Sections 14.1.a. and 14.1.g. above); (b) be in form reasonably satisfactory from time to time to Landlord; (c) name Tenant as named insured thereunder and shall name Landlord and, at Landlord’s request, such other persons or entities of which Tenant has been informed in writing, as additional insureds thereunder, all as their respective interests may appear; (d) not have a deductible amount exceeding Five Thousand 00/100 Dollars ($5,000.00), which deductible amount shall be deemed self-insured with full waiver of subrogation; (e) specifically provide that the insurance afforded by such policy for the benefit of Landlord and any other additional insureds shall be primary, and any insurance carried by Landlord or any other additional insureds shall be excess and non-contributing; (f) contain an endorsement that the insurer waives its right to subrogation; (g) require the insurer to notify Landlord and any other additional insureds in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancellation or other termination thereof; (h) contain a cross liability or severability of interest endorsement; and (i) be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. Tenant agrees to deliver to Landlord, as soon as practicable after the placing of the required insurance, but in no event later than the date Tenant is required to obtain such insurance as set forth in Section 14.1 above, certificates from the insurance company evidencing the existence of such insurance and Tenant’s compliance with the foregoing provisions of this Article 14. Tenant shall cause replacement certificates to be delivered to Landlord not less than ten (10) days prior to the expiration of any such policy or policies. If any such initial or replacement certificates are not furnished within the time(s) specified herein, Landlord shall have the right, but not the obligation, to procure such policies and certificates at Tenant’s expense.

14.3       Effect on Insurance.   Tenant shall not do or permit to be done anything which will (a) violate or invalidate any insurance policy or coverage maintained by Landlord or Tenant hereunder, or (b) increase the costs of any insurance policy maintained by Landlord. If Tenant’s occupancy or conduct of its business in or on the Premises results in any increase in premiums for any insurance carried by Landlord with respect to the Building or the Property, Tenant shall either discontinue the activities affecting the insurance or pay such increase as Additional Rent within ten (10) business days after being billed therefor by Landlord. If any insurance coverage carried by Landlord pursuant to this Lease or otherwise with respect to the Building or the Property shall be cancelled or reduced (or cancellation or reduction thereof shall be threatened) by reason of the use or occupancy of the Premises other than as allowed by the Permitted Use by Tenant or by anyone permitted by Tenant to be upon the Premises, and if Tenant fails to remedy such condition within five (5) business days after notice thereof, an Event of Default shall be deemed to exist under this Lease and Landlord shall have all remedies provided in this Lease, at law or in equity, including, without limitation, the right (but not the obligation) to enter upon the Premises and attempt to remedy such condition at Tenant’s cost.

ARTICLE 15 - LANDLORD’S INSURANCE

During the Term, Landlord shall maintain Property Insurance written on a Special Form (formerly known as “all risk”) basis covering the Property and the Building, including the initial Tenant Improvements (excluding, however, Tenant’s furniture, equipment and other personal property and Alterations, unless Landlord otherwise elects to insure the Alterations pursuant to Section 13.1 above) against damage by fire and standard extended coverage perils and with vandalism and malicious mischief endorsements, rental loss coverage, at Landlord’s option, earthquake damage coverage, and such additional coverage as Landlord deems appropriate. Landlord shall also carry commercial general liability in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a similar building in the state in which the Building is located. At Landlord’s option, all such insurance may be carried under any blanket or umbrella policies that Landlord has in force for other buildings and projects. In addition, at Landlord’s option, Landlord may elect to self-insure all or any part of such required insurance coverage. Landlord may, but shall not be obligated to carry any other form or forms of insurance as Landlord or the mortgagees or ground lessors of Landlord may reasonably determine is advisable. The cost of insurance obtained by Landlord pursuant to this Article 15 (including self-insured amounts and deductibles) shall be included in Insurance Costs, except that any increase in the premium for the property insurance attributable to the replacement cost of the Tenant Improvements in excess of Building standard shall not be included as Insurance Costs, but shall be paid by Tenant within thirty (30) days of invoice from Landlord.

ARTICLE 16 - INDEMNIFICATION AND EXCULPATION

16.1       Tenant’s Assumption of Risk and Waiver.   Except to the extent such matter is not covered by the insurance required to be maintained by Tenant under this Lease and/or except to the extent such matter is attributable to the gross negligence or willful misconduct of Landlord or Landlord’s agents, contractors or employees, Landlord shall not be liable to Tenant, or any of Tenant’s Parties for: (i) any damage to property of Tenant, or of others, located in, on or about the Premises, (ii) the loss of or damage to any property of Tenant or of others by theft or otherwise, (iii) any injury or damage to persons or property resulting from fire, explosion, falling ceiling tiles masonry, steam, gas, electricity, water, rain or leaks from any part of the Premises or from the pipes, appliance of plumbing works or from the roof, street or subsurface or from any other places or by dampness or by any other cause of whatsoever nature, (iv) any such damage caused by other tenants or persons in the Premises, occupants of any other portions of the Property, or the public, or caused by operations in construction of any private, public or quasi-public work, or (v) any interruption of Utilities and Services. Landlord shall in no event be liable to Tenant for any consequential damages or for loss of business, revenue, income or profits and Tenant hereby waives any and all claims for any such damages. Notwithstanding anything to the contrary contained in this Section 16.1, all property of Tenant and Tenant’s Parties kept or stored on the Premises, whether leased or owned by any such parties, shall be so kept or stored at the sole risk of Tenant and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carriers. Landlord or its agents shall not be liable for interference with light or other intangible rights.

16.2       Tenant’s Indemnification.   Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and the Landlord Parties harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including, without limitation, attorneys’ fees and court costs (collectively, “Indemnified Claims”), arising or resulting from (a) any occurrence in the Premises following the date Landlord delivers possession of all or any portion of the Premises to Tenant, except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s agents, contractors or employees, (b) any intentional act, gross negligence, willful misconduct or omission of Tenant or any of Tenant’s Parties; (c) the use of the Premises, the Building and the Property and conduct of Tenant’s business by Tenant or any of Tenant’s Parties, or any other activity, work or thing done, permitted or suffered by Tenant or any of Tenant’s Parties, in or about the Premises, the Building or elsewhere on the Property; and/or (d) any Event of Default by Tenant as to any obligations on Tenant’s part to be performed under the terms of this Lease or the terms of any contract or agreement to which Tenant is a party or by which it is bound, affecting this Lease or the Premises. The foregoing indemnification shall include, but not be limited to, any injury to, or death of, any person, or any loss of, or damage to, any property on the Premises, or connected with the use, condition or occupancy thereof, whether or not Landlord or any Landlord Parties has or should have knowledge or notice of the defect or conditions causing or contributing to such injury, death, loss or damage. The foregoing indemnification shall not include damage to adjoining sidewalks, streets or ways except to the extent caused by Tenant’s signage. In case any action or proceeding is brought against Landlord or any Landlord Parties by reason of any such Indemnified Claims, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel approved in writing by Landlord, which approval shall not be unreasonably withheld. Tenant’s indemnification obligations under this Section 16.2 and elsewhere in this Lease shall survive the expiration or earlier termination of this Lease. Tenant’s covenants, agreements and indemnification in Section 16.1 and this Section 16.2 are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease.

16.3       Landlord’s Indemnification of Tenant.   Notwithstanding anything to the contrary contained in Section 16.1 or 16.2, Tenant shall not be required to protect, defend, save harmless or indemnify Landlord from any liability for injury, loss, accident or damage to any person resulting from Landlord’s grossly negligent acts or omissions or willful misconduct or that of its agents, contractors, servants, employees or licensees, in connection with Landlord’s activities on or about the Premises, and subject to the terms of Article 22, Landlord hereby indemnifies and agrees to protect, defend and hold Tenant harmless from and against Indemnified Claims arising out of Landlord’s grossly negligent acts or omissions or willful misconduct or those of its agents, contractors, servants, employees or licensees in connection with Landlord’s activities on or about the Premises. Such exclusion from Tenant’s indemnity and such agreement by Landlord to so indemnify and hold Tenant harmless are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease to the extent that such policies cover (or, if such policies would have been carried as required, would have covered) the result of grossly negligent acts or omissions or willful misconduct of Landlord or those of its agents, contractors, servants, employees or licensees; provided, however, the provisions of this sentence shall in no way be construed to imply the availability of any double or duplicate coverage. Landlord’s and Tenant’s indemnification obligations hereunder may or may not be coverable by insurance, but the failure of either Landlord or Tenant to carry insurance covering the indemnification obligation shall not limit their indemnity obligations hereunder.

ARTICLE 17 - CASUALTY DAMAGE/DESTRUCTION

17.1       Landlord’s Rights and Obligations.   If the Premises or the Building is damaged by fire or other casualty not caused by the negligence or willful misconduct of Tenant (“Casualty”) to an extent not exceeding forty-nine percent (49%) of the full replacement cost thereof, and Landlord’s contractor estimates in writing delivered to the parties that the damage thereto is such that the Building and/or Premises may be repaired, reconstructed or restored to substantially its condition immediately prior to such damage within one hundred twenty (120) days from the date of such casualty, and Landlord will receive insurance proceeds sufficient to cover the costs of such repairs, reconstruction and restoration (including proceeds from Tenant and/or Tenant’s insurance which Tenant is required to deliver to Landlord pursuant to this Lease), then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration and this Lease shall continue in full force and effect. If, however, the Premises or the Building is damaged to an extent exceeding twenty-five percent (25%) of the full replacement cost thereof, or Landlord’s contractor estimates that such work of repair, reconstruction and restoration will require longer than one hundred twenty (120) days to complete from the date of casualty, or Landlord will not receive insurance proceeds (and/or proceeds from Tenant, as applicable) sufficient to cover the costs of such repairs, reconstruction and restoration, then Landlord may elect to either: (a) repair, reconstruct and restore the portion of the Premises or Building damaged by such Casualty (including the Tenant Improvements, the Alterations that Landlord elects to insure pursuant to Section 13.1 and, to the extent of insurance proceeds received from Tenant, the Alterations that Tenant is required to insure pursuant to Section 13.1), in which case this Lease shall continue in full force and effect; or (b) terminate this Lease effective as of the date which is thirty (30) days after Tenant’s receipt of Landlord’s election to so terminate. Under any of the conditions of this Section 17.1, Landlord shall give written notice to Tenant of its intention to repair or terminate within the later of sixty (60) days after the occurrence of such Casualty, or fifteen (15) days after Landlord’s receipt of the estimate from Landlord’s contractor or, as applicable, thirty (30) days after Landlord receives approval from Landlord’s Mortgagee to rebuild.

17.2       Tenant’s Costs and Insurance Proceeds.   In the event of any damage or destruction of all or any part of the Premises, Tenant shall immediately: (a) notify Landlord thereof; and (b) deliver to Landlord all insurance proceeds received by Tenant with respect to the Tenant Improvements and Alterations (to the extent such items are not covered by Landlord’s casualty insurance obtained by Landlord pursuant to this Lease) and with respect to Alterations in the Premises that Tenant is required to insure pursuant to Section 13.1, excluding proceeds for Tenant’s furniture and other personal property, whether or not this Lease is terminated as permitted in Section 17.1, and Tenant hereby assigns to Landlord all rights to receive such insurance proceeds. If, for any reason (including Tenant’s failure to obtain insurance for the full replacement cost of any Alterations which Tenant is required to insure pursuant to Section 13.1 hereof), Tenant fails to receive insurance proceeds covering the full replacement cost of such Alterations which are damaged, Tenant shall be deemed to have self-insured the replacement cost of such Alterations, and upon any damage or destruction thereto, Tenant shall immediately pay to Landlord the full replacement cost of such items, less any insurance proceeds actually received by Landlord from Landlord’s or Tenant’s insurance with respect to such items.

17.3       Abatement of Rent.   If as a result of any such damage, repair, reconstruction and/or restoration of the Premises or the Building, Tenant is prevented from using, and does not use, the Premises or any portion thereof, then Rent shall be abated or reduced, as the case may be, during the period that Tenant continues to be so prevented from using and does not use the Premises or portion thereof, in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Premises. Notwithstanding the foregoing to the contrary, if the damage is due to the negligence or willful misconduct of Tenant or any of Tenant’s Parties, there shall be no abatement of Rent. Except for abatement of Rent as provided for in this Lease, Tenant shall not be entitled to any compensation or damages for loss of, or interference with, Tenant’s business or use or access of all or any part of the Premises resulting from any such damage, repair, reconstruction or restoration.

17.4       Inability to Complete.   Notwithstanding anything to the contrary contained in this Article 17, if Landlord is obligated or elects to repair, reconstruct and/or restore the damaged portion of the Building or Premises pursuant to Section 17.1 above, but is delayed from completing such repair, reconstruction and/or restoration beyond the date which is six (6) months after the date estimated by Landlord’s contractor for completion thereof pursuant to Section 17.1, by reason of any causes beyond the reasonable control of Landlord (including, without limitation, delays due to Force Majeure, and delays caused by Tenant or any of Tenant’s Parties), then Landlord may elect to terminate this Lease upon thirty (30) days’ prior written notice to Tenant.

17.5       Damage to the Property.   If there is a total destruction of the improvements on the Property or partial destruction of such improvements, the cost of restoration of which would exceed one-third (1/3) of the then replacement value of all improvements on the Property, by any cause whatsoever, whether or not insured against and whether or not the Premises are partially or totally destroyed, Landlord may within a period of ninety (90) days after the occurrence of such destruction, notify Tenant in writing that it elects not to so reconstruct or restore such improvements, in which event this Lease shall cease and terminate as of the date of such destruction.

17.6       Damage Near End of Term.   In addition to its termination rights in Sections 17.1, 17.4 and 17.5 above, Landlord shall have the right to terminate this Lease if any damage to the Building or Premises occurs during the last twelve (12) months of the Term and Landlord’s contractor estimates in writing delivered to the parties that the repair, reconstruction or restoration of such damage cannot be completed within the earlier of (a) the scheduled expiration date of the Term, or (b) sixty (60) days after the date of such casualty.

17.7       Tenant’s Termination Right.   In the event of any damage or destruction which affects Tenant’s use and enjoyment of the Premises which is not caused by Tenant or any of Tenant’s Parties, if Tenant’s possession and use of the Premises cannot be restored by Landlord within two hundred ten (210) days for reasons other than delays caused by Tenant or any of Tenant’s Parties, Tenant shall have the right to terminate this Lease upon written notice to Landlord.

17.8       Waiver of Termination Right.   This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, except as expressly provided herein, Tenant hereby waives any and all provisions of applicable Law that provide alternative rights for the parties in the event of damage or destruction.

ARTICLE 18 - CONDEMNATION

18.1       Substantial or Partial Taking.   Subject to the provisions of Section 18.3 below, either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or the Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building and/or the Property. The terminating party shall provide written notice of termination to the other party within thirty (30) days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and all other elements of this Lease which are dependant upon the area of the Premises, the Building or the Property shall be appropriately adjusted to account for any reduction in the square footage of the Premises, Building or Property, as applicable. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant, however, Tenant may file a separate claim for Tenant’s furniture, fixtures, equipment and other personal property, loss of goodwill and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award.

18.2       Condemnation Award.   Subject to the provisions of Section 18.3 below, in connection with any Taking of the Premises or the Building, Landlord shall be entitled to receive the entire amount of any award which may be made or given in such taking or condemnation, without deduction or apportionment for any estate or interest of Tenant, it being expressly understood and agreed by Tenant that no portion of any such award shall be allowed or paid to Tenant for any so-called bonus or excess value of this Lease, and such bonus or excess value shall be the sole property of Landlord. Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking (including any claim for bonus or excess value of this Lease); provided, however, if any portion of the Premises is taken, Tenant shall be granted the right to recover from the condemning authority (but not from Landlord) any compensation as may be separately awarded or recoverable by Tenant for the taking of Tenant’s furniture, fixtures, equipment and other personal property within the Premises, for Tenant’s relocation expenses, and for any loss of goodwill or other damage to Tenant’s business by reason of such taking.

18.3       Temporary Taking.   In the event of a Taking of the Premises or any part thereof for temporary use, (a) this Lease shall be and remain unaffected thereby and Rent shall not abate, and (b) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall perform its obligations with respect to surrender of the Premises and shall pay to Landlord the portion of any award which is attributable to any period of time beyond the Term expiration date. For purpose of this Section 18.3, a temporary taking shall be defined as a taking for a period of ninety (90) days or less.

18.4       Waiver.   Tenant hereby waives any rights it may have pursuant to any applicable Laws and agrees that the provisions hereof shall govern the parties’ rights in the event of any Taking.

ARTICLE 19 - WAIVER OF CLAIMS; WAIVER OF SUBROGATION

19.1       Tenant Waiver.   Tenant hereby waives its rights against Landlord for any claims or damages or losses, including any deductibles and self-insured amounts, which are caused by or result from (a) any occurrence insured under any property insurance policy carried by Tenant, or (b) any occurrence which would have been covered under any property insurance required to be obtained and maintained by Tenant under this Lease had such insurance been obtained and maintained as required. The foregoing waiver shall be in addition to, and not a limitation of, any other waivers or releases contained in this lease.

19.2       Waiver of Insurers.   Tenant shall cause each property insurance policy carried by Tenant to provide that the insurer waives all rights of recovery by way of subrogation against Landlord, in connection with any claims, losses and damages covered by such policy. If Tenant fails to maintain insurance for an insurable loss, such loss shall be deemed to be self-insured with a deemed full waiver of subrogation as set forth in the immediately preceding sentence.

ARTICLE 20 - ASSIGNMENT AND SUBLETTING

20.1       Restriction on Transfer.   Except with respect to a Permitted Transfer pursuant to Section 20.6 below, Tenant shall not, without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold, condition or delay assign this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use or occupancy of the Premises by any party other than Tenant (any such assignment, encumbrance, sublease, license or the like being sometimes referred to as a “Transfer”). In no event may Tenant encumber or hypothecate this Lease or the Premises. This prohibition against Transfers shall be construed to include a prohibition against any assignment or subletting by operation of law. Any Transfer without Landlord’s consent (except for a Permitted Transfer pursuant to Section 20.6 below) shall constitute an Event of Default by Tenant under this Lease, and in addition to all of Landlord’s other remedies at law, in equity or under this Lease, such Transfer shall be voidable at Landlord’s election. For purposes of this Article 20, other than with respect to a Permitted Transfer under Section 20.6 and transfers of stock of Tenant if Tenant is a publicly-held corporation and such stock is transferred publicly over a recognized security exchange or over-the-counter market, if Tenant is a corporation, partnership or other entity, any transfer, assignment, encumbrance or hypothecation of fourty-nine percent (49%) or more (individually or in the aggregate) of any stock or other ownership interest in such entity, and/or any transfer, assignment, hypothecation or encumbrance of any controlling ownership or voting interest in such entity, shall be deemed an assignment of this Lease and shall be subject to all of the restrictions and provisions contained in this Article 20.

20.2       Landlord’s Options.   If Tenant desires to effect a Transfer, then at least thirty (30) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant shall deliver to Landlord written notice (“Transfer Notice”) setting forth the terms and conditions of the proposed Transfer and the identity of the proposed assignee, sublessee or other transferee (sometimes referred to hereinafter as a “Transferee”). Tenant shall also deliver to Landlord with the Transfer Notice, a current financial statement and such evidence of financial responsibility and standing as Landlord may reasonably require of the Transferee which have been certified or audited by a reputable independent accounting firm acceptable to Landlord, and such other information concerning the business background and financial condition of the proposed Transferee as Landlord may reasonably request. Except with respect to a Permitted Transfer, within fifteen (15) business days of Landlord’s receipt of any Transfer Notice, and any additional information requested by Landlord pursuant to this Section 20.2, Landlord will notify Tenant of its election to do one of the following: (a) consent to the proposed Transfer subject to such reasonable conditions as Landlord may impose in providing such consent; (b) refuse such consent, which refusal shall be on reasonable grounds; or (c) terminate this Lease as to all or such portion of the Premises which is proposed to be sublet or assigned and recapture all or such portion of the Premises for reletting by Landlord, which termination shall be effective as of the proposed Transfer Date. If Landlord exercises its option to terminate this Lease with respect to only a portion of the Premises following Tenant’s request for Landlord’s approval of the proposed sublease of such space, Landlord shall be responsible for the construction of any demising wall which Landlord reasonably deems necessary to separate such space from the remainder of the Premises.

20.3        Additional Conditions; Excess Rent.  A condition to Landlord’s consent to any Transfer will be the delivery to Landlord of a true copy of the fully executed instrument of assignment, sublease, transfer or hypothecation, in form and substance reasonably satisfactory to Landlord, an original of Landlord’s standard consent form executed by both Tenant and the proposed Transferee, and an affirmation of guaranty in form satisfactory to Landlord executed by each guarantor of this Lease, if any. In addition, Tenant shall pay to Landlord as Additional Rent within thirty (30) days after receipt thereof, without affecting or reducing any other obligations of Tenant hereunder, fifty percent (50%) of any rent or other economic consideration received by Tenant as a result of any Transfer which exceeds, in the aggregate, (i) the total Rent which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Premises subleased) for the applicable period, plus (ii) any reasonable brokerage commissions and attorneys’ fees actually paid by Tenant in connection with such Transfer, which commissions and fees shall, for purposes of the aforesaid calculation, be amortized on a straight-line basis over the term of such assignment or sublease. If Tenant effects a Transfer or requests the consent of Landlord to any Transfer (whether or not such Transfer is consummated), then, upon demand, and as a condition precedent to Landlord’s consideration of the proposed assignment or sublease, Tenant agrees to pay Landlord a non-refundable administrative fee of Five Hundred 00/100 Dollars ($500.00), plus Landlord’s reasonable attorneys’ and paralegal fees and other costs incurred by Landlord in reviewing such proposed assignment or sublease (whether attributable to Landlord’s in-house attorneys or paralegals or otherwise). Acceptance of the Five Hundred Dollar ($500.00) administrative fee and/or reimbursement of Landlord’s attorneys’ and/or paralegal fees shall in no event obligate Landlord to consent to any proposed Transfer.

20.4      Reasonable Disapproval.  Without limiting in any way Landlord’s right to withhold its consent on any reasonable grounds, it is agreed that Landlord will not be acting unreasonably in refusing to consent to a Transfer if, in Landlord’s reasonable opinion: (a) the proposed Transfer would result in more than two subleases of portions of the Premises being in effect at any one time during the Term; (b) the net worth or financial capabilities of a proposed assignee is less than that of Tenant and each guarantor of this Lease, if any, or the proposed assignee or subtenant does not have the financial capability to fulfill the obligations imposed by the Transfer; (c) the proposed Transferee is an existing tenant of the Building or Property or is negotiating with Landlord (or has negotiated with Landlord in the last six (6) months) for space in the Building or the Property; (d) the proposed Transferee is a governmental entity; (e) the portion of the Premises to be sublet or assigned is irregular in shape with inadequate means of ingress and egress; (f) the proposed Transfer involves a change of use of the Premises or would violate any exclusive use covenant to which Landlord is bound; (g) the Transfer would likely result in significant increase in the use of the parking areas by the Transferee’s employees or visitors, and/or significantly increase the demand upon utilities and services to be provided by Landlord to the Premises; or (h) the Transferee is not in Landlord’s reasonable opinion of reputable or good character or consistent with Landlord’s desired tenant mix for the Building.

20.5      No Release.  No Transfer, occupancy or collection of rent from any proposed Transferee shall be deemed a waiver on the part of Landlord, or the acceptance of the Transferee as Tenant and no Transfer shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay Rent and to perform all other obligations to be performed by Tenant hereunder. Landlord may require that any Transferee remit directly to Landlord on a monthly basis, all monies due Tenant by said Transferee, and each sublease shall provide that if Landlord gives said sublessee written notice of an Event of Default under this Lease, said sublessee will thereafter make all payments due under the sublease directly to or as directed by Landlord, which payments will be credited against any payments due under this Lease. Tenant hereby irrevocably and unconditionally assigns to Landlord all rents and other sums payable under any sublease of the Premises; provided, however, that Landlord hereby grants Tenant a license to collect all such rents and other sums so long as there exists no Event of Default under this Lease. Consent by Landlord to one Transfer shall not be deemed consent to any subsequent Transfer. In the event of an Event of Default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor. Landlord may consent to subsequent assignments of this Lease or sublettings or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions shall not relieve Tenant of liability under this Lease.

20.6      Permitted Transfers.  Notwithstanding the provisions of Section 20.1 above to the contrary, provided that there exists no uncured Event of Default, Tenant may assign this Lease or sublet the Premises or any portion thereof (herein, a “Permitted Transfer”), without Landlord’s consent to any entity that controls, is controlled by or is under common control with Tenant, or to any entity resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant’s business as a going concern (each, a “Permitted Transferee”), provided that: (a) at least thirty (30) days prior to such assignment or sublease, Tenant delivers to Landlord a reasonably detailed description of the proposed Transfer and the financial statements and other financial and background information of the assignee or sublessee described in Section 20.2 above; (b) in the case of an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or in the case of a sublease, the sublessee of a portion of the Premises or Term assumes, in full, the obligations of Tenant with respect to such portion) pursuant to an assignment and assumption agreement (or a sublease, as applicable) reasonably acceptable to Landlord, a fully executed copy of which is delivered to Landlord within thirty (30) days following the effective date of such assignment or subletting; (c) each guarantor of this Lease executes a reaffirmation of its guaranty in form satisfactory to Landlord; (d) the tangible net worth of the assignee or sublessee equals or exceeds that of Tenant as of (i) the date of execution of this Lease, or (ii) the date immediately preceding the proposed Transfer, whichever is greater; (e) Tenant remains fully liable under this Lease; (f) the use of the Premises is pursuant to Section 1.10 of this Lease; (g) such transaction is not entered into as a subterfuge to avoid the restrictions and provisions of this Article 20 and will not violate any exclusive use covenant to which Landlord is bound; and (h) with respect to a subletting only, Tenant and such Permitted Transferee execute Landlord’s standard consent to sublease form; and (i) there is no Event of Default under this Lease.

ARTICLE 21 - SURRENDER AND HOLDING OVER

21.1        Surrender of Premises.  Upon the expiration or sooner termination of this Lease, Tenant shall surrender all keys for the Premises and exclusive possession of the Premises to Landlord broom clean and in good condition and repair, reasonable wear and tear excepted (and casualty damage excepted), with all of Tenant’s personal property, electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (to be removed in accordance with the National Electric Code and other applicable Laws) and those items, if any, of Alterations identified by Landlord pursuant to Section 13.1, removed therefrom and all damage caused by such removal repaired. If Tenant fails to remove by the expiration or sooner termination of this Lease all of its personal property and Alterations identified by Landlord for removal pursuant to Section 13.1, Landlord may, (without liability to Tenant for loss thereof), at Tenant’s sole cost and in addition to Landlord’s other rights and remedies under this Lease, at law or in equity: (a) remove and store such items in accordance with applicable Law; and/or (b) upon ten (10) days’ prior notice to Tenant, sell all or any such items at private or public sale for such price as Landlord may obtain as permitted under applicable Law. Landlord shall apply the proceeds of any such sale to any amounts due to Landlord under this Lease from Tenant (including Landlord’s attorneys’ fees and other costs incurred in the removal, storage and/or sale of such items), with any remainder to be paid to Tenant.

21.2        Holding Over.  Tenant will not be permitted to hold over possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. If Tenant holds over after the expiration or earlier termination of the Term with or without the express written consent of Landlord, then, in addition to all other remedies available to Landlord, Tenant shall become a tenant at sufferance only, upon the terms and conditions set forth in this Lease so far as applicable (including Tenant’s obligation to pay all Additional Rent under this Lease), but at a Monthly Base Rent equal to one hundred fifty percent (150%) of the Monthly Base Rent applicable to the Premises immediately prior to the date of such expiration or earlier termination. Any such holdover Rent shall be paid on a per month basis without reduction for partial months during the holdover. Acceptance by Landlord of Rent after such expiration or earlier termination shall not constitute consent to a hold over hereunder or result in an extension of this Lease. This Section 21.2 shall not be construed to create any express or implied right to holdover beyond the expiration of the Term or any extension thereof. Tenant shall be liable, and shall pay to Landlord within ten (10) days of demand, for all losses incurred by Landlord as a result of such holdover, and shall indemnify, defend and hold Landlord and the Landlord Parties harmless from and against all liabilities, damages, losses, claims, suits, costs and expenses (including reasonable attorneys’ fees and costs) arising from or relating to any such holdover tenancy, including without limitation, any claim for damages made by a succeeding tenant. Tenant’s indemnification obligation hereunder shall survive the expiration or earlier termination of this Lease. The foregoing provisions of this Section 21.2 are in addition to, and do not affect, Landlord’s right of re-entry or any other rights of Landlord hereunder or otherwise at law or in equity.

ARTICLE 22 - DEFAULTS

22.1        Tenant’s Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Lease by Tenant:

      a.    the vacation or abandonment of the Premises by Tenant. “Abandonment” is herein defined to include, but is not limited to, any absence by Tenant from the Premises for five (5) business days or longer while in default of any other provision of this Lease;

      b.    the failure by Tenant to make any payment of Rent, Additional Rent or any other payment required to be made by Tenant hereunder, where such failure continues for three (3) days after written notice thereof from Landlord that such payment was not received when due; provided that if Landlord provides two (2) or more notices of late payment within any twelve (12) month period, then the third failure of Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder when due in the twelve (12) month period following the second (2nd) such notice shall be an automatic Event of Default without notice from Landlord;

      c.    the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Sections 22.1(a) or (b) above, where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of the Event of Default is such that it may be cured but more than ten (10) days are reasonably required for its cure, then an Event of Default shall not be deemed to exist if Tenant shall commence such cure within said ten (10) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than sixty (60) days from the date of such notice from Landlord; or

      d.    a Bankruptcy Event (as defined below) involving Tenant shall occur, and in connection therewith Tenant is liquidated or dissolved or Tenant is proceeding towards its liquidation or dissolution.

Any notice sent by Landlord to Tenant pursuant to this Section 22.1 shall be in lieu of, and not in addition to, any notice required under any applicable Law.

ARTICLE 23 - REMEDIES OF LANDLORD

23.1        Landlord’s Remedies; Termination.  In the event of any such Event of Default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. If Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant all monetary damages allowed under applicable Law, which may include: (a) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus (b) the worth at the time of the award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom including, but not limited to: Tenant Improvement costs; attorneys’ fees; brokers’ commissions; the costs of refurbishment, alterations, renovation and repair of the Premises; and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant’s personal property, equipment, fixtures, Alterations, Tenant Improvements and any other items which Tenant is required under this Lease to remove but does not remove.

As used in Sections 23.1(a) and 23.1(b) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate set forth in the Summary. As used in Section 23.1(c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

23.2        Landlord’s Remedies; Continuation of Lease; Re-Entry Rights.  In the event of any such Default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall also have the right to (a) continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, and (b) with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed, stored and/or disposed of as permitted by applicable Law. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 23.2, and no acceptance of surrender of the Premises or other action on Landlord’s part, shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

23.3        Landlord’s Right to Perform.  Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement or offset of Rent. In the event of any Event of Default by Tenant, Landlord may, without waiving or releasing Tenant from any of Tenant’s obligations, make such payment or perform such other act as required to cure such Event of Default on behalf of Tenant. All sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within ten (10) days after demand therefor as Additional Rent.

23.4        Rights and Remedies Cumulative.  All rights, options and remedies of Landlord contained in this Article 23 and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Article 23 shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease.

23.5        Costs Upon Event of Default and Litigation.  Tenant shall pay to Landlord and its mortgagees as Additional Rent all the expenses incurred by Landlord or its mortgagees in connection with any Event of Default hereunder or the exercise of any remedy by reason of any Event of Default hereunder, including reasonable attorneys’ fees and expenses. If Landlord or its mortgagees shall be made a party to any litigation commenced against Tenant or any litigation pertaining to this Lease or the Premises, at the option of Landlord and/or its mortgagees, Tenant, at its expense, shall provide Landlord and/or its mortgagees with counsel approved by Landlord and/or its mortgagees and shall pay all costs incurred or paid by Landlord and/or its mortgagees in connection with such litigation.

ARTICLE 24 - ENTRY BY LANDLORD

Landlord and its employees and agents shall at all reasonable times have the right to enter the Premises to inspect the same, to supply any service required to be provided by Landlord to Tenant under this Lease, to exhibit the Premises to prospective lenders or purchasers (or during the last year of the Term or during any Event of Default, to prospective tenants), to post notices of non-responsibility, and/or to alter, improve or repair the Premises or any other portion of the Building or Property, all without being deemed guilty of or liable for any breach of Landlord’s covenant of quiet enjoyment or any eviction of Tenant, and without abatement of Rent. In exercising such entry rights, Landlord shall endeavor to minimize, to the extent reasonably practicable, the interference with Tenant’s business, and shall provide Tenant with at least twenty-four (24) hours’ advance notice (oral or written) of such entry (except in emergency situations, in which case only reasonable notice, if any, shall be required and for scheduled services). For each of the foregoing purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes, and Landlord shall have the means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, or grounds for any abatement or reduction of Rent and Landlord shall not have any liability to Tenant for any damages or losses on account of any such entry by Landlord.

ARTICLE 25 - LIMITATION ON LANDLORD’S LIABILITY

Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including as to any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual members, investors, partners, directors, officers, or shareholders of Landlord or Landlord’s members or partners, and Tenant shall not seek recourse against the individual members, investors, partners, directors, officers, or shareholders of Landlord or Landlord’s members or partners or any other persons or entities having any interest in Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease. In addition, in consideration of the benefits accruing hereunder to Tenant and notwithstanding anything contained in this Lease to the contrary, Tenant hereby covenants and agrees for itself and all of its successors and assigns that the liability of Landlord for its obligations under this Lease (including any liability as a result of any actual or alleged failure, breach or default hereunder by Landlord), shall be limited solely to, Landlord’s interest in the Building, and no other assets of Landlord. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to, or a lessee’s interest in a ground lease of, the Property. In the event of any transfer or conveyance of any such title or interest (other than a transfer for security purposes only), the transferor shall be automatically relieved of all covenants and obligations on the part of Landlord contained in this Lease. Landlord and Landlord’s transferees and assignees shall have the absolute right to transfer all or any portion of their respective title and interest in the Premises, the Building, the Property and/or this Lease without the consent of Tenant, and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease.

ARTICLE 26 - SUBORDINATION

Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). This clause shall be self-operative, but no later than ten (10) business days after written request from Landlord or any holder of a Mortgage (a “Mortgagee”), Tenant shall execute a commercially reasonable subordination agreement. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. No later than ten (10) business days after written request by Landlord or any Mortgagee, Tenant shall, without charge, attorn to any successor to Landlord’s interest in this Lease. Tenant hereby waives its rights under any current or future Law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale. Should Tenant fail to sign and return any such documents within said ten (10) business day period, such failure shall constitute an Event of Default hereunder. Landlord, at no cost to Landlord, will use commercially reasonable efforts to assist Tenant to cause any existing Mortgagee to deliver to Tenant a Subordination, Non Disturbance and Attornment Agreement in such Mortgagee’s form with respect to each Mortgage that encumbers the Building, Property, or any portion thereof that includes the Premises.

ARTICLE 27 - ESTOPPEL CERTIFICATE

27.1        Tenant’s Estoppel Certificate.  Within ten (10) business days following Landlord’s written request, Tenant shall execute and deliver to Landlord an estoppel certificate, in a form substantially similar to the form of Exhibit F attached hereto. Any such estoppel certificate delivered pursuant to this Article 27 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of any portion of the Property, as well as their assignees. Tenant’s failure to deliver such estoppel certificate following an additional two (2) business day cure period after notice shall constitute an Event of Default hereunder. Tenant’s failure to deliver such certificate within such time shall be conclusive upon Tenant that this Lease is in full force and effect, without modification except as may be represented by Landlord, that there are no uncured defaults in Landlord’s performance, and that not more than one (1) month’s Rent has been paid in advance.

27.2        Landlord’s Estoppel Certificate.  Within ten (10) business days following Tenant’s written request (provided, however, that Tenant shall not make such request more than once per calendar year), Landlord shall execute and deliver to Landlord an estoppel certificate stating that this Lease is (a) unmodified except and in full force and effect; or (b) unmodified except as specifically disclosed therein and in full force and effect as amended. Such certificate shall also state the amount of Monthly Base Rent and Additional Rent, the dates to which Rent has been paid in advance and such other information as may be reasonably requested.

ARTICLE 28 - RELOCATION OF PREMISES

If Tenant occupies less than twenty-five percent (25%) of the Building and Landlord requires the Premises for use by another tenant or for other reasons connected with Landlord’s space management plans for the Building or the Property, then Landlord shall have the right, upon sixty (60) days’ prior written notice to Tenant, to relocate the Premises to other space of substantially similar size as the Premises, and with tenant improvements of substantially similar age, quality and layout as then existing in the Premises. In the event of any such relocation, Landlord shall pay for the cost of providing such substantially similar tenant improvements (but not any furniture or personal property), and Landlord shall reimburse Tenant, within thirty (30) days after Landlord’s receipt of invoices and paid receipts, for the reasonable moving, telephone and data installation and stationery reprinting costs actually paid for by Tenant in connection with such relocation. If Landlord so relocates Tenant, the terms and conditions of this Lease shall remain in full force and effect and apply to the new space, except that (a) a revised Exhibit B shall become part of this Lease and shall reflect the location of the new space, (b) the Summary shall be amended to include and state all correct data as to the new space, and (c) such new space shall thereafter be deemed to be the “Premises”. Landlord and Tenant agree to cooperate fully in order to minimize the inconvenience of Tenant resulting from such relocation. In the event Landlord relocates Tenant, Landlord agrees to use commercially reasonable efforts, including causing any such relocation to take place after Business Hours, to minimize any material and adverse interruption with Tenant’s operations.

ARTICLE 29 - MORTGAGEE PROTECTION

If, in connection with Landlord’s obtaining or entering into any financing or ground lease for any portion of the Building or Property, the lender or ground lessor shall request modifications to this Lease, Tenant shall, within thirty (30) days after request therefor, execute an amendment to this Lease including such modifications, provided such modifications are reasonable, do not increase the obligations of Tenant hereunder, or adversely affect the leasehold estate created hereby or Tenant’s rights hereunder. In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee covering the Premises or ground lessor of Landlord whose address shall have been furnished to Tenant, and shall offer such beneficiary, mortgagee or ground lessor a reasonable opportunity to cure the default (including with respect to any such beneficiary or mortgagee, time to obtain possession of the Premises, subject to this Lease and Tenant’s rights hereunder, by power of sale or judicial foreclosure, if such should prove necessary to effect a cure).

ARTICLE 30 - QUIET ENJOYMENT

Landlord covenants and agrees with Tenant that, upon Tenant performing all of the covenants and provisions on Tenant’s part to be observed and performed under this Lease (including payment of Rent hereunder), Tenant shall have the right to use and occupy the Premises in accordance with and subject to the terms and conditions of this Lease as against all persons claiming by, through or under Landlord. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

ARTICLE 31 - MISCELLANEOUS PROVISIONS

31.1        Broker.  Tenant represents that it has not had any dealings with any real estate broker, finder or intermediary with respect to this Lease, other than the Brokers specified in the Summary. Tenant shall indemnify, protect, defend (by counsel reasonably approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from any breach by Tenant of the foregoing representation, including, without limitation, any claims that may be asserted against Landlord by any broker, agent or finder undisclosed by Tenant herein. Landlord shall indemnify, protect, and hold Tenant harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from any other brokers claiming to have represented Landlord in connection with this Lease. The foregoing indemnities shall survive the expiration or earlier termination of this Lease. Landlord shall pay to the Brokers the brokerage fee, if any, pursuant to a separate written agreement between Landlord and Brokers.

31.2        Governing Law.  This Lease shall be governed by, and construed pursuant to, the laws of the state in which the Building is located. Tenant shall comply with all governmental and quasi-governmental laws, ordinances and regulations applicable to the Building, Property and/or the Premises, and all rules and regulations adopted pursuant thereto and all covenants, conditions and restrictions applicable to and/or of record against the Building, Property and/or the Site (individually, a “Law” and collectively, the “Laws”).

31.3        Successors and Assigns.  Subject to the provisions of Article 25 above, and except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives and permitted successors and assigns; provided, however, no rights shall inure to the benefit of any Transferee of Tenant unless the Transfer to such Transferee is made in compliance with the provisions of Article 20, and no options or other rights which are expressly made personal to the original Tenant hereunder or in any rider attached hereto shall be assignable to or exercisable by anyone other than the original Tenant under this Lease.

31.4        No Merger.  The voluntary or other surrender of this Lease by Tenant or a mutual termination thereof shall not work as a merger and shall, at the option of Landlord, either (a) terminate all or any existing subleases, or (b) operate as an assignment to Landlord of Tenant’s interest under any or all such subleases.

31.5        Professional Fees.  If either Landlord or Tenant should bring suit (or alternate dispute resolution proceedings) against the other with respect to this Lease, including for unlawful detainer or any other relief against the other hereunder, then all costs and expenses incurred by the prevailing party therein (including, without limitation, its actual appraisers’, accountants’, attorneys’ and other professional fees, expenses and court costs), shall be paid by the other party.

31.6        Waiver.  The waiver by either party of any breach by the other party of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant and condition herein contained, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of any party to insist upon the performance by the other in strict accordance with said terms. No waiver of any default of either party hereunder or an Event of Default shall be implied from any acceptance by Landlord or delivery by Tenant (as the case may be) of any Rent or other payments due hereunder or any omission by the non-defaulting party to take any action on account of such default or Event of Default if such default or Event of Default persists or is repeated, and no express waiver shall affect defaults or Events of Default other than as specified in said waiver.

31.7        Terms and Headings.  The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The Article and Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language. The parties hereto acknowledge and agree that each has participated in the negotiation and drafting of this Lease; therefore, in the event of an ambiguity in, or dispute regarding the interpretation of, this Lease, the interpretation of this Lease shall not be resolved by any rule of interpretation providing for interpretation against the party who caused the uncertainty to exist or against the draftsman.

31.8        Time.  Time is of the essence with respect to performance of every provision of this Lease in which time or performance is a factor.

31.9        Business Day.  A “business day” is Monday through Friday, excluding holidays observed by the United States Postal Service and reference to 5:00 p.m. is to the time zone of the recipient. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Lease during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day.

31.10        Payments and Notices.  All Rent and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord at the address designated in the Summary, or to such other persons and/or at such other places as Landlord may hereafter designate in writing. Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery (including delivery by nationally recognized overnight courier or express mailing service), or by registered or certified mail, postage prepaid, return receipt requested, addressed to Tenant at the address(es) designated in the Summary, or to Landlord at the address(es) designated in the Summary. Either party may, by written notice to the other, specify a different address for notice purposes. Notice given in the foregoing manner shall be deemed given (i) upon confirmed transmission if sent by facsimile transmission, provided such transmission is prior to 5:00 p.m. on a business day (if such transmission is after 5:00 p.m. on a business day or is on a non-business day, such notice will be deemed given on the following business day), (ii) when actually received or refused by the party to whom sent if delivered by a carrier or personally served or (iii) if mailed, on the day of actual delivery or refusal as shown by the certified mail return receipt or the expiration of three (3) business days after the day of mailing, whichever first occurs.

31.11        Prior Agreements; Amendments.  This Lease, including the Summary and all Exhibits attached hereto, contains all of the covenants, provisions, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and any other matter covered or mentioned in this Lease, and no prior agreement or understanding, oral or written, express or implied, pertaining to the Premises or any such other matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not expressly incorporated herein.

31.12        Separability.  The invalidity or unenforceability of any provision of this Lease shall in no way affect, impair or invalidate any other provision hereof, and such other provisions shall remain valid and in full force and effect to the fullest extent permitted by law.

31.13        Recording.  Neither Landlord nor Tenant shall record this Lease or a short form memorandum of this Lease.

31.14        Accord and Satisfaction.  No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease. Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by any statute or at common law.

31.15        Financial Statements.  Upon thirty (30) days prior written request from Landlord (which Landlord may make at any time during the Term, including in connection with Tenant’s exercise of any Option in this Lease, but no more often that two (2) times in any calendar year, other than in an Event of Default by Tenant during such calendar year or the exercise of any Option in such calendar year, when such limitation shall not apply), Tenant shall deliver to Landlord (a) a current financial statement of Tenant and any guarantor of this Lease, and (b) financial statements of Tenant and such guarantor for the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer, member/manager or general partner of Tenant (if Tenant is a corporation, limited liability company or partnership, respectively).

31.16        No Partnership.  Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant by reason of this Lease.

31.17        Force Majeure.  If either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction (including, without limitation, failure, refusal or delay in issuing permits, approvals and/or authorizations), injunction or court order, riots, insurrection, war, terrorism, bioterrorism, fire, earthquake, flood or other natural disaster or other reason of a like nature not the fault of the party delaying in performing work or doing acts required under the terms of this Lease (but excluding delays due to financial inability) (herein collectively, “Force Majeure Delays”), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section 31.17 shall not apply to nor operate to excuse Tenant from the payment of Monthly Base Rent, or any Additional Rent or any other payments strictly in accordance with the terms of this Lease.

31.18        Counterparts.  This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

31.19        Nondisclosure of Lease Terms.  Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees, agents and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Building or other portion of the Property, or real estate agent, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease.

31.20        Tenant’s Authority.  If Tenant executes this Lease as a partnership, corporation or limited liability company, then Tenant and the persons and/or entities executing this Lease on behalf of Tenant represent and warrant that: (a) Tenant is a duly organized and existing partnership, corporation or limited liability company, as the case may be, and is qualified to do business in the state in which the Building is located; (b) such persons and/or entities executing this Lease are duly authorized to execute and deliver this Lease on Tenant’s behalf; and (c) this Lease is binding upon Tenant in accordance with its terms. Tenant shall provide to Landlord a copy of any documents reasonably requested by Landlord evidencing such qualification, organization, existence and authorization within ten (10) days of Landlord’s request. Tenant represents and warrants to Landlord that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

31.21        Joint and Several Liability.  If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.

31.22        No Option.  The submission of this Lease for examination or execution by Tenant does not constitute a reservation of or option for the Premises and this Lease shall not become effective as a Lease until it has been executed by Landlord and delivered to Tenant.

31.23        Options and Rights in General.  Any option (each an “Option” and collectively, the “Options”), including without limitation, any option to extend, option to terminate, option to expand, right to lease, right of first offer, and/or right of first refusal, granted to Tenant is personal to the original Tenant executing this Lease or a Permitted Transferee and may be exercised only by the original Tenant executing this Lease while occupying the entire Premises and without the intent of thereafter assigning this Lease or subletting the Premises or a Permitted Transferee and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the original Tenant executing this Lease or a Permitted Transferee. The Options, if any, granted to Tenant under this Lease are not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise. Tenant will have no right to exercise any Option, notwithstanding any provision of the grant of option to the contrary, and Tenant’s exercise of any Option may be nullified by Landlord and deemed of no further force or effect, if (i) there is an uncured Event of Default under this Lease (or there would be an uncured Event of Default under this Lease but for the passage of time or the giving of notice, or both) as of Tenant’s exercise of the Option in question or at any time after the exercise of any such Option and prior to the commencement of the Option event, (ii) Tenant has sublet all or more than fifty percent (50%) of the Premises except pursuant to a Permitted Transfer, or (iii) Landlord has given Tenant two (2) or more notices of default, whether or not such Events of Default are subsequently cured, during any twelve (12) consecutive month period of this Lease. Each Option granted to Tenant, if any, is hereby deemed an economic term which Landlord, in its sole and absolute discretion, may or may not offer in conjunction with any future extensions of the Term.

31.24        Bankruptcy.  If at any time during the Term there is a Bankruptcy Event, the following provisions shall apply:

        a.    Any receiver, assignee for the benefit of creditors (“assignee”), trustee of any kind, or Tenant as debtor-in-possession (“debtor”) shall either expressly assume or reject this Lease within sixty (60) days following the assignment to the assignee or the filing of the pleading initiating the receivership or bankruptcy case. All such parties agree that they will not seek court permission to extend such time for assumption or rejection. Failure to assume or reject in the time set forth herein shall mean that this Lease may be terminated at Landlord’s option. Rejection of this Lease shall constitute an Event of Default under this Lease.

        b.    If this Lease is assumed by a debtor, receiver, assignee or trustee, such party shall immediately after such assumption (1) cure any Event of Default or provide adequate assurances that the Event of Default will be promptly cured; (2) pay Landlord for actual pecuniary loss or provide adequate assurances that compensation will be made for such loss; and (3) provide adequate assurance of future performance.

        c.    Where an Event of Default exists under this Lease, the party assuming this Lease may not require Landlord to provide services or supplies incidental to this Lease before its assumption by such trustee or debtor, unless Landlord is compensated under the terms of this Lease for such services and supplies provided before the assumption of this Lease.

        d.    Landlord reserves all remedies available to Landlord in Article 23 or at law or in equity in respect of a Bankruptcy Event by Tenant, to the extent such remedies are permitted by applicable Laws.

For the purposes of this Section 31.24, the term “Bankruptcy Event” means (a) a court filing by or against Tenant, of pleadings to initiate a bankruptcy petition of any kind, or the appointment of a receiver or trustee of any or all of Tenant’s assets; (b) a receiver or trustee taking possession of any of the assets of Tenant, or if the leasehold interest herein passes to a receiver or trustee; or (c) Tenant making an assignment for the benefit of creditors or petitioning for or entering into an arrangement with creditors during the Term.

31.25        Waiver of Jury Trial.  Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other on any matters whatsoever arising out of this Lease, or any other claims.

31.26        Waiver of Consequential Damages.  In no event will Landlord be liable to Tenant or any other person for consequential, special or punitive damages, including, without limitation, lost profits.

31.27        Light, Air and View.  No diminution of light, air or view by any structure, whether or not erected by Landlord, shall entitle Tenant to any reduction of Rent, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

31.28        No Offer.  THE SUBMISSION OF THIS DOCUMENT FOR EXAMINATION DOES NOT CONSTITUTE AN OFFER TO LEASE, OR A RESERVATION OF, OR OPTION FOR, THE PREMISES. THIS DOCUMENT BECOMES EFFECTIVE AND BINDING ONLY UPON THE EXECUTION AND DELIVERY HEREOF BY THE PROPER REPRESENTATIVE OF LANDLORD AND BY TENANT. UNTIL SUCH TIME AS DESCRIBED IN THE PREVIOUS SENTENCE, EITHER PARTY IS FREE TO TERMINATE NEGOTIATIONS WITH NO OBLIGATION TO THE OTHER.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the date first above written.

Landlord:

LBA REALTY FUND II–WBP III, LLC

a Delaware limited liability company

By:	/s/ Brad Neglia
Name:	Brad Neglia
Title:	Authorized Signatory

Tenant:

TRULIA, INC, a Delaware corporation

By:	/s/ Peter Flint
Name:	Peter Flint
Title:	CEO

For LBA Office Use Only: Prepared & Reviewed by:

EXHIBIT A

PREMISES FLOOR PLAN

20,373 RSF (Approx.)
16,788 RSF (Approx.)
AS-BUILT NORTH
AS-BUILT SOUTH

Waterpark II at Briarwood

As-built Plan

Level Two

As-built Plan - Demised Area Measurement
Issued: 16 December 2010
Drawn by: JC / SMP
Project Number: 381002.21

Waterpark II at Briarwood
10771 East Easter Avenue
Centennial, Colorado 80112
Sheet 1 of 1

TPS TENANT PLANNING SERVICES INCORPORATED

EXHIBIT A

EXHIBIT B

SITE PLAN AND LEGAL DESCRIPTION

SITE PLAN [WATERPARK AT BRIARWOOD - CENTENNIAL]:

10731 & 10771 E. Easter Ave., 10770 & 10730 Briarwood Ave. **Site Plan**

Centennial, CO

WaterPark at Briarwood

EAST BRIARWOOD AVENUE
10730
10770
10771
10731
EAST EASTER AVENUE
NOT TO SCALE

LBA REALTY

www.LBArealty.com

John Marold
CB Richard Ellis
720-528-6355

EXHIBIT B

LEGAL DESCRIPTION WATERPARK AT BRIARWOOD - CENTENNIAL:

Real Property situate in the County of Arapahoe, State of Colorado, described as follows:

Lot 1, Block 1,

Southshore Subdivision Filing No. One,

County of Arapahoe,

State of Colorado.

EXHIBIT B

EXHIBIT C

WORK LETTER

WORK LETTER FOR CONSTRUCTION OBLIGATIONS

1.       Conflicts; Terms.  If there is any conflict or inconsistency between the provisions of the Lease and those of this Exhibit C (“Work Letter”), the provisions of this Work Letter will control. Except for those terms expressly defined in this Work Letter, all initially capitalized terms will have the meanings stated for such terms in the Lease. The following terms, which are not defined in the Lease have the meanings indicated:

1.1.      “Landlord’s Representative” means Jennie Fedrizzi.

1.2.      “Tenant’s Representative” means Fitzmartin Consulting, located at 1550 Larimer Street, Suite 857, Denver, Colorado 80202.

1.3.      “Tenant’s Architect” means the licensed or registered professional architects reasonably designated or approved by Landlord.

1.4.      “Tenant’s Engineers” means the licensed or registered professional engineers reasonably designated or approved by Landlord.

1.5.      “Allowance” is as defined in the Lease. At the option of Landlord, the Allowance shall be paid directly to the contracting parties entitled to payment.

1.6.      “Cabling Allowance” is defined in the Lease. At the option of Landlord, the Allowance shall be paid directly to the contracting parties entitled to payment.

1.7.      “Leasehold Improvements” means, in addition to those Tenant Improvements described in the Lease, all alterations, leasehold improvements and installations to be constructed or installed by Tenant in the Premises according to this Work Letter.

1.8.      “Preliminary Plans” means space plans and general specifications for the Leasehold Improvements prepared by Tenant’s Architect in such form (and on such scale in the case of plans and drawings) as Landlord may reasonably specify.

1.9.      “Construction Documents” means complete construction plans and specifications for the Leasehold Improvements prepared by Tenant’s Architect and Tenant’s Engineers in such form (and on such scale in the case of plans and drawings) as Landlord may reasonably specify.

1.10.      “Tenant’s Costs” means all costs required to be expended by Tenant under this Work Letter in connection with the Leasehold Improvements, including, without limitation, the costs of: preparing the Preliminary Plans and Construction Documents; constructing and installing the Leasehold Improvements; obtaining all required insurance, licenses and permits; and Landlord’s services provided under Section 10. Tenant’s Costs will not, however, include any costs incurred by Tenant for furniture or other personal property, for fixtures or equipment (unless such fixtures or equipment will constitute permanent additions to the Premises and are shown on the Construction Documents), or for moving to or within the Premises, except as specifically provided hereunder.

2.      Representatives.  Landlord appoints Landlord’s Representative to act for Landlord in all matters covered by this Work Letter. Tenant appoints Tenant’s Representative to act for Tenant in all matters covered by this Work Letter. All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Work Letter will be made to Landlord’s Representative or Tenant’s Representative, as the case may be. Tenant will not make any inquiries of or requests to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord’s architect, engineers and contractors or any of their agents or employees, with regard to matters covered by this Work Letter. Either party may change its Representative under this Work Letter at any time by three days’ prior written notice to the other party.

3.      Landlord’s Approval.  All Preliminary Plans and Construction Documents and any revisions to the same (whether in the form of a change order or otherwise) are expressly subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed (and Landlord’s response will be provided no later than five (5) business days upon receipt of Preliminary Plans, Construction Documents and/or change orders thereto); provided, however, Landlord shall not be deemed to be being unreasonable if it withholds its approval for one or more of the reasons described below in this Section 3. Landlord may withhold its approval of any such items that require work which:

3.1.      exceeds or adversely affects the capacity or integrity of the Building’s structure or any of its heating, ventilating, air conditioning, plumbing, mechanical, electrical, communications or other systems;

3.2.      is not approved by the holder of any encumbrance upon the Building;

3.3.      would not be approved by a prudent owner of property similar to the Building;

3.4.      violates any agreement which affects the Building or binds Landlord;

EXHIBIT C

3.5.      Landlord reasonably believes will increase the cost of operating or maintaining any of the Building’s systems;

3.6.      Landlord reasonably believes will reduce the market value of the Premises or the Building, as the case may be, at the end of the Term;

3.7.      does not conform to applicable building code or is not approved by any governmental authority having jurisdiction over the Premises;

3.8.      does not meet or exceed the standard of work performed in the remainder of the Building; or

3.9.      Landlord reasonably believes will infringe on the architectural or historical integrity of the Building.

4.      Tenant’s Plans.  Tenant, at its expense, will cause the Preliminary Plans to be prepared and submitted to Landlord for its approval which approval will not be unreasonably withheld, conditioned or delayed. If the submitted materials are not acceptable to Landlord, Landlord will so notify Tenant within five (5) business days of receipt, and Tenant will cause the same to be revised according to Landlord’s notice and resubmitted to Landlord within ten (10) days after receipt of such notice. Landlord will notify Tenant of its approval of any revisions to the plans within seven (7) business days of receipt. Within ten (10) days after Landlord notifies Tenant of Landlord’s approval of the Preliminary Plans, Tenant, at its expense, will cause the Construction Documents to be prepared and submitted to Landlord for its approval which approval shall not be unreasonably withheld, conditioned or delayed. The Construction Documents must strictly conform to the Preliminary Plans approved by Landlord and must be in all respects sufficient for the purpose of obtaining a building permit for the Leasehold Improvements. If required by Landlord, Landlord will so notify Tenant within seven (7) business days of receipt, and Tenant will cause the Construction Documents to be resubmitted to Landlord for its approval within ten (10) days after Landlord notifies Tenant of any required changes. Construction of the Leasehold Improvements shall not commence prior to Landlord’s approval of the Construction Documents. Tenant reserves the right to request changes to the Construction Drawings subject to the approval process set forth above. No delays in the design or performance of the Leasehold Improvements will change the Commencement Date; provided, however, the Commencement Date shall be postponed on a day-for-day basis for each day of “Landlord Delay” that results in Tenant’s inability to complete the Leasehold Improvements to the Premises by the Commencement Date. As used in this Work Letter, “Landlord Delay” shall mean the following: (i) any delay by the Landlord in providing Tenant with early access to the Premises in accordance with Section 3 above, and (ii) Landlord’s failure to approve or disapprove the Preliminary Plans or the Construction Documents (including any change orders thereto) within the time periods specified herein. Prior to Tenant claiming any Landlord Delay, Tenant must first provide Landlord with written notice of the claimed Landlord Delay and allow Landlord two (2) business days to cure or correct the same. No approval by Landlord of the Preliminary Plans, the Construction Documents or any revisions to them will constitute a representation or warranty by Landlord as to the adequacy or sufficiency of such plans, or the improvements to which they relate, for any use, purpose or condition, but such approval will merely be the consent of Landlord to the construction or installation of Leasehold Improvements in the Premises according to such plans.

5.      Leasehold Improvements.  Tenant, at its expense, will construct or cause to be constructed in the Premises all of the Leasehold Improvements according to the Construction Documents approved by Landlord. Tenant, at its expense, will obtain: (i) all permits (including, without limitation, building permits) required for construction of the Leasehold Improvements; (ii) all contracts and insurance required under this Work Letter; and (iii) all certificates required for occupancy of the Premises from the appropriate governmental authorities. Tenant will cause all the Leasehold Improvements to be diligently completed in a good and workmanlike manner, according to the approved Construction Documents and all applicable laws, and free and clear of any liens or claims for liens.

6.      Tenant’s Contractor and Subcontractors.

6.1.      Landlord will have the right to approve Tenant’s contractor (“Contractor”) and all subcontractors, which approvals shall be in Landlord’s sole and reasonable discretion. Tenant will not execute any contract for the performance of the Leasehold Improvements until Landlord’s approvals of the Contractor and subcontractors have been obtained, and Tenant will cause its proposed Contractor and subcontractors to submit such information, including financial information, as may be reasonably required by Landlord to determine whether such Contractor and subcontractors should be approved.

6.2.      Tenant’s Contractor shall (i) comply with all rules and regulations reasonably promulgated by Landlord regarding construction activities in the Building; (ii) construct the Leasehold Improvements without unreasonably interfering with Landlord’s or Landlord’s tenants’ activities in, or use or enjoyment of, the Building; (iii) cooperate with other contractors in the Building to ensure harmonious working relationships, including, without limitation, coordinating with other contractors in the Building concerning use of elevators, trash removal and water and utility usage; (iv) leave the Building in a neat, clean, orderly and safe condition at the end of each day during construction of the Leasehold Improvements; and (v) procure and maintain and cause its subcontractors to procure and maintain the insurance described in Section 8 below.

EXHIBIT C

7.      Contractor’s Insurance.  Tenant will cause Contractor (and, except as provided below, all of Contractor’s subcontractors) to procure and maintain in effect during the entire period of construction of the Leasehold Improvements the following insurance with commercially reasonable deductibles:

7.1.      Worker’s compensation insurance with statutory benefits and limits which fully comply with all state and federal requirements;

7.2.      Employer’s liability insurance with limits of not less than $1,000,000.00;

7.3.      Automobile liability insurance including owned, non-owned, leased and hired car coverage, naming Landlord (and all parties designated by Landlord) as an additional insured, providing primary (and not contributing) coverage, containing cross-liability and severability of interest clauses, and providing limits of liability in an amount of not less than $2,000,000.00 combined single limit per occurrence;

7.4.      Commercial general liability insurance including personal injury, owner’s and contractor’s protective liability, explosion, collapse and underground damage liability endorsement (commonly called X, C and U hazards), products, completed operations, blanket contractual and broad form property damage coverage, naming Landlord and Building manager (and all parties designated by Landlord) as additional insureds, providing primary (and not contributing) coverage, containing cross-liability and severability of interest clauses, and providing limits of liability in an amount of not less than $2,000,000.00 combined single limit per occurrence; and

7.5.      “All risk” builders risk property insurance for the full replacement cost of the Leasehold Improvements on a completed value basis, naming Landlord as a loss payee, as its interest may appear, providing primary (and not contributing) coverage, and including a waiver of all rights of subrogation against Landlord.

All of the above insurance policies must be placed with insurance companies reasonably acceptable to Landlord and must be endorsed to require thirty (30) days’ written notice to Landlord prior to any cancellation or material change in coverage. Prior to the commencement of any the Leasehold Improvements, Tenant will cause Contractor to deliver to Landlord original certificates of insurance evidencing the insurance coverage required above. Tenant will also cause Contractor to obtain certificates or evidence of similar insurance from each of Contractor’s subcontractors before their work commences and deliver such certificates or evidence to Landlord. Each subcontractor must be covered by insurance of the same character and in the same amount as specified for Contractor above; provided, however, that so long as Contractor’s builders risk policy covers all of the Leasehold Improvements, no subcontractor will be required to maintain builders risk coverage.

8.      Additional Requirements Concerning the Leasehold Improvements. The following additional requirements will apply to the Leasehold Improvements:

8.1.     All of the Leasehold Improvements will be: (i) of a quality at least equal to the other work in the Building; (ii) completed only according to the Construction Documents approved by Landlord; (iii) conducted in a manner so as to maintain harmonious labor relations and not to interfere with or delay any other work or activities being carried on by Landlord or Landlord’s contractors or other tenants; (iv) designed, performed and completed in substantial compliance with all applicable standards and regulations reasonably established by Landlord and provided to Tenant in advance of the commencement of construction of the Leasehold Improvements as well as all safety, fire, plumbing and electrical and other codes and governmental and insurance requirements; (v) completed only by the Contractor approved by Landlord; (vi) coordinated by the approved Contractor so as to ensure timely completion; and (vii) performed and conducted in such a manner so as not to alter the structure or systems of the Building.

8.2.     Under no circumstances will Tenant, Contractor or any of their authorized representatives ever alter or modify or in any manner disturb any Central (as defined below) system or installation of the Building, including, without limitation, the Central plumbing system, Central electrical system, Central heating, ventilating and air conditioning system, Central fire protection and fire alert system, Central Building maintenance systems, elevators and anything located within the Central core of the Building. In addition, neither Tenant, Contractor nor any of their authorized representatives may alter or modify or in any manner disturb any structural component of the Building. Only with Landlord’s express written permission will Tenant, Contractor or their authorized representatives alter or modify or in any manner disturb any Branch (as defined below) of any Central system or installation of the Building which serves or is located within the Premises. “Central” means that portion of any Building system or component which is within the core of the Building or common to or serves or exists for the benefit of other tenants in the Building, and “Branch” means that portion of any Building system or component which serves to connect or extend Central systems to the Premises. Any and all interfacing with, or tie-ins to, any Central Building systems or Branches will be scheduled with Landlord not later than five (5) days prior to the commencement of any such work. Any such interfacing with, or tie-ins to, any such Building systems, and any checks of such interfacing or tie-ins, will be performed only after the same have been scheduled with, and approved by, Landlord.

8.3.     Tenant agrees that if Contractor fails to leave the Building in a neat, clean, orderly and safe condition at the end of each day during construction of the Leasehold Improvements, Landlord will have the right to immediately take such action as Landlord deems appropriate to render the Building neat, clean, orderly and safe and Tenant will, upon Landlord’s written demand, reimburse Landlord for all Landlord’s costs of taking such action.

EXHIBIT C

9.      Landlord’s Services; Construction Supervision.  During construction of the Leasehold Improvements, Landlord will provide the following services related to such construction: all electricity, other utilities and any other services requested by Tenant or Contractor that Landlord agrees to provide (such as engineering, maintenance or housekeeping services). In addition, Landlord will supervise certain aspects of the construction of the Leasehold Improvements which will include providing Landlord’s personnel to coordinate certain aspects of the Leasehold Improvements; assistance in obtaining any permits and approvals required from Landlord and any governmental authorities; and assistance in scheduling Tenant’s deliveries to the Premises. Landlord may charge a construction management fee of five percent of the total costs of the Leasehold Improvements for the services set forth herein. In the event Landlord’s engineers are required to work after normal Business Hours in connection with the construction of the Leasehold Improvements, then Tenant shall be responsible for the actual costs of the same.

10.      Inspection; Stop Work; Noncomplying Work.  Landlord reserves the right to inspect the Leasehold Improvements in the Premises at all reasonable times, provided that such inspection(s) will in no way make Landlord responsible for any of the Leasehold Improvements and will not constitute a representation or warranty by Landlord as to the adequacy or sufficiency of the Leasehold Improvements. Landlord reserves the right to stop any and all work performed (or to be performed) if Landlord reasonably considers any such work, or its performance, to be dangerous or creating a nuisance, or otherwise injurious to Tenant, Landlord or any other Building tenants. If any inspection by Landlord reveals any item of the Leasehold Improvements that does not comply with Tenant’s obligations under this Work Letter, Landlord may so notify Tenant and require that the item be corrected to so comply. Within ten (10) days after the date of any such notice from Landlord, Tenant will begin correction of any such noncomplying item and will then promptly and diligently pursue such correction to completion. If any such item is not so corrected, Landlord may enter the Premises at any time and correct the item at Tenant’s expense (to be paid by Tenant promptly upon demand).

11.      Mechanics’ Liens.  In the conduct of the Leasehold Improvements, Tenant will take all action necessary to ensure that no mechanics’ or other liens attach to the Premises or any other portions of the Premises or the Building. Without limitation, Tenant will post notices, in form and content and in the manner as specified by any applicable law, notifying all persons or entities which may supply labor or materials in connection with the Leasehold Improvements that Landlord’s interest in the Premises and the Building will not be subject to any lien for the same. Tenant will have any such lien released of record within thirty (30) days after notice any such lien is filed.

12.      Allowance.  Landlord agrees to pay Tenant an allowance to be applied to the cost of designing and performing the Leasehold Improvements in an amount equal to the lesser of (a) Tenant’s Costs; or (b) the Allowance. If the Allowance exceeds the sum of Tenant’s Costs in connection with the Premises, Tenant will not be entitled to any credit for such excess. Landlord will distribute the Allowance (or any portion thereof actually used by Tenant as herein provided), in a single payment to Tenant within thirty (30) days after (a) Tenant has completed all of the Leasehold Improvements in the Premises, and (b) Tenant delivers to Landlord original lien waivers from Contractor and any and all applicable subcontractors or suppliers indicating that claims for mechanics’ or materialmen’s liens with respect to the Leasehold Improvements for the Premises have been waived. Additionally, Tenant shall provide to Landlord (i) written notice from the Contractor and Tenant’s Architect (or other evidence satisfactory to Landlord) that the Leasehold Improvements for the Premises have been completed; and (ii) a copy of the certificate of occupancy (or substantial equivalent under local law) for the Premises issued by the appropriate governmental authorities.

13.      Cabling Allowance.  Tenant may use the Cabling Allowance for costs associated with cabling, moving, furniture, fixtures and equipment. Landlord will pay the amount of Cabling Allowance to Tenant in one lump sum within thirty (30) days of receiving Tenant’s request for payment and provided that (a) Tenant has provided Landlord with evidence of the expenditures that are the subject of such payment request in the form of, without limitation, receipts and invoices; (b) Tenant delivers to Landlord original lien waivers indicating that claims for mechanics’ or materialmen’s liens with respect to the Premises have been waived; and (c) no Event of Default beyond any applicable notice and cure period exists under the Lease. Landlord will have no obligation to disburse any portion of the Cabling Allowance after the date that is six months following the Commencement Date. In addition, in no event shall Tenant be allowed to use the Cabling Allowance for anything other than as described within this Section 13.

14.      General.  Failure by Tenant to perform any of its obligations under this Work Letter will constitute an Event of Default under the Lease, entitling Landlord to all of its remedies under the Lease as well as all remedies otherwise available to Landlord.

EXHIBIT C

EXHIBIT D

NOTICE OF LEASE TERM DATES

Date:

To:

Re:	dated (“Lease”) by and between , a (“Landlord”), and , a (“Tenant”) for the premises commonly known as, (“Premises”).

Dear :

In accordance with the above-referenced Lease, we wish to advise and/or confirm as follows:

•	That Tenant has accepted and is in possession of the Premises and acknowledges the following:

•	Term of the Lease:
•	Commencement Date:
•	Expiration Date:
•	Rentable Square Feet:
•	Tenant’s Percentage of Building: %

•	That in accordance with the Lease, rental payments will/has commence(d) on and rent is payable in accordance with the following schedule:

Months	Monthly Base Rent
00/00/0000 – 00/00/0000	$00,000.00
00/00/0000 – 00/00/0000	$00,000.00
00/00/0000 – 00/00/0000	$00,000.00

•	Rent is due and payable in advance on the first day of each and every month during the Term of the Lease.

• Your rent checks should be made payable to:

ACCEPTED AND AGREED

TENANT:

________________________________

a, ______________________________

By: _____________________________________________

Print Name: _______________________________________

Its: _____________________________________________

LANDLORD:

LBA REALTY FUND II–WBP III, LLC,

a Delaware limited liability company

By: ______________________________________________

Name: ___________________________________________

Title: ____________________________________________

EXHIBIT D

EXHIBIT E

RULES AND REGULATIONS

1.      Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside the Premises. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, other than Building standard materials, without the prior written consent of Landlord.

2.      Tenant shall not obstruct any sidewalks, halls, passages, exits, entrances, elevators, escalators or stairways of the Building. The halls, passages, exits, entrances, elevators, escalators and stairways are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the reasonable judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building; provided, that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Tenant and no employee, invitee, agent, licensee or contractor of Tenant shall go upon or be entitled to use any portion of the roof of the Building without the prior written consent of Landlord.

3.      Tenant shall not cause any unnecessary janitorial labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to Tenant for loss of property on the Premises, however occurring, or for any damage to Tenant’s property by any janitors or any other employee or any other person.

4.      Landlord will furnish Tenant, free of charge, with two keys to each door lock in the Premises. Landlord may impose a reasonable charge for any additional keys. Tenant may not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door or window of its Premises. Tenant, upon termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to, or otherwise procured by Tenant, and, in the event of loss of any keys, shall pay Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

5.      No machines other than standard office machines, such as typewriters and calculators, photo copiers, personal computers and word processors, and vending machines permitted by the Lease, shall be used in the Premises without the approval of Landlord.

6.      Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by Law. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects, if such objects are considered necessary by Tenant, as determined by Landlord, shall stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

7.      Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Premises any birds or animals.

8.      Tenant shall not use any method of heating or air-conditioning other than that supplied to the Premises by Landlord.

9.      Landlord reserves the right from time to time, in Landlord’s sole and absolute discretion, exercisable without prior notice and without liability to Tenant, to: (a) name or change the name of the Building or Property; (b) change the address of the Building, and/or (c) install, replace or change any signs in, on or about the Property (except for Tenant’s signs, if any, which are expressly permitted by the Lease).

10.      Landlord reserves the right to exclude from the Building between the hours of 6:00 p.m. and 7:00 a.m., or such other hours as may be reasonably established from time to time by Landlord, and on legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

11.      The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substances of any kind whatsoever shall be thrown therein.

EXHIBIT E

12.      Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building without the prior written consent of Landlord. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

13.      Except as expressly permitted in the Lease, Tenant shall not mark, drive nails, screw or drill into the partitions, window mullions, woodwork or drywall, or in any way deface the Premises or any part thereof, except to install normal wall hangings. Tenant shall repair any damage resulting from noncompliance under this rule.

14.      Tenant shall store all its trash and garbage within the trash receptacles for the Building or Property. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions reasonably issued from time to time by Landlord.

15.      Other than as permitted elsewhere in the Lease, the Premises shall not be used for the storage of merchandise held for sale to the general public, or for lodging of any kind. No cooking shall be done or permitted by Tenant on the Premises, except that use by Tenant of Underwriters’ Laboratory-approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted and the use of a microwave shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

16.      Tenant shall not use in any space, elevators or stairwells of the Building, any hand trucks except those equipped with rubber tires and side guards, or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

17.      Tenant shall not use the name of the Building in connection with, or in promoting or advertising, the business of Tenant, except for Tenant’s address.

18.      Tenant agrees that it shall comply with all fire and security regulations that may be issued from time to time by Landlord, and Tenant also shall provide Landlord with the name of a designated responsible employee to represent Tenant in all matters pertaining to such fire or security regulations. Tenant shall cooperate fully with Landlord in all matters concerning fire and other emergency procedures.

19.      Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage. Such responsibility shall include keeping doors locked and other means of entry to the Premises closed.

20.      Landlord reserves the right to make such other and reasonable non-discriminatory Rules and Regulations as, in its judgment, may from time to time be needed for safety, security, care and cleanliness of the Building or Property and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

21.      Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s Parties.

22.      Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except by a paste, or other material which may easily be removed with water, the use of cement or other similar adhesive materials being expressly prohibited. The method of affixing any such linoleum, tile, carpet or other similar floor covering shall be subject to the approval of Landlord. The expense of repairing any damage resulting from a violation of this rule shall be borne by Tenant.

23.      Tenant shall not without Landlord’s consent, which may be given or withheld in Landlord’s sole and absolute discretion, receive, store, discharge, or transport firearms, ammunition, or weapons or explosives of any kind or nature at, on or from the Premises.

24.      Other than guide-dogs owned by Tenant or Tenant’s employees and/or invitees, no pets of any kind shall be brought or kept in or about the Premises.

PARKING RULES AND REGULATIONS

In addition to any parking provisions contained in the Lease, the following rules and regulations shall apply with respect to the use of the Property’s parking facilities.

1.      Every parker is required to park and lock his/her own vehicle. All responsibility for damage to or loss of vehicles is assumed by the parker and Landlord shall not be responsible for any such damage or loss by water, fire, defective brakes, the act or omissions of others, theft, or for any other cause.

2.      Tenant shall not park or permit its employees to park in any parking areas designated by Landlord as areas for parking by visitors to the Property. Tenant shall not leave vehicles in the parking areas overnight nor park any vehicles in the parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four wheeled trucks.

3.      Parking stickers or any other device or form of identification supplied by Landlord as a condition of use of the parking facilities shall remain the property of Landlord. Such parking identification device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable and any device in the possession of an unauthorized holder will be void.

EXHIBIT E

4.      No extended term storage of vehicles shall be permitted.

5.      Vehicles must be parked entirely within painted stall lines of a single parking stall.

6.      All directional signs and arrows must be observed.

7.      The speed limit within all parking areas shall be five (5) miles per hour.

8.      Parking is prohibited: (a) in areas not striped for parking; (b) in aisles; (c) where “no parking” signs are posted; (d) on ramps; (e) in cross-hatched areas; and (f) in reserved spaces and in such other areas as may be designated by Landlord or Landlord’s parking operator.

9.      Loss or theft of parking identification devices, if any, must be reported to Landlord’s property manager immediately, and a lost or stolen report must be filed by the Tenant or user of such parking identification device at the time. Landlord has the right to exclude any vehicle from the parking facilities that does not have an identification device.

10.      Any parking identification devices reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution.

11.      Washing, waxing, cleaning or servicing of any vehicle in any area not specifically reserved for such purpose is prohibited.

12.      The parking operators, managers or attendants, if any, are not authorized to make or allow any exceptions to these rules and regulations.

13.      If the Lease terminates for any reason whatsoever, Tenant’s right to park in the parking facilities shall terminate concurrently therewith.

14.      Landlord reserves the right to modify and/or adopt such other reasonable and non-discriminatory rules and regulations for the parking facilities as it deems necessary for the operation of the parking facilities. Landlord may refuse to permit any person who violates these rules to park in the parking facilities, and any violation of the rules shall subject the vehicle to removal, at such vehicle owner’s expense.

15.      Tenant shall not permit any parking by its employees, agents, subtenants, customers, invitees, concessionaires or visitors on the streets surrounding the Premises in violation of any ordinances or postings by any public authorities having jurisdiction.

16.      Tenant’s parking spaces shall be used only for parking by vehicles no larger than normally sized passenger automobiles, vans and sport utility vehicles. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described herein, then Landlord shall have the right, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost thereof to Tenant, which cost shall be payable by Tenant upon demand by Landlord.

EXHIBIT E

EXHIBIT F

ESTOPPEL CERTIFICATE

The undersigned (“Tenant”) hereby certifies to                                                               (“Landlord”), and                                         , as follows:

1.      Attached hereto is a true, correct and complete copy of that certain Lease dated             , between Landlord and Tenant (the “Lease”), for the premises commonly known as                                                   (the “Premises”). The Lease is now in full force and effect and has not been amended, modified or supplemented, except as set forth in Section 6 below.

2.      The term of the Lease commenced on                                                  , __.

3.      The term of the Lease is currently scheduled to expire on                                              , __.

4.      Tenant has no option to renew or extend the Term of the Lease except:                                              .

5.      Tenant has no preferential right to purchase the Premises or any portion of the Building/Premises except:                                                                              .

6.      The Lease has: (Initial One)

(    )   not been amended, modified, supplemented, extended, renewed or assigned.

(    )  been amended, modified, supplemented, extended, renewed or assigned by the following described agreements, copies of which are attached hereto:                                                                                                                                .

7.      Tenant has accepted and is now in possession of the Premises and has not sublet, assigned or encumbered the Lease, the Premises or any portion thereof except as follows:                                                                                                               .

8.      The current Base Rent is $                        ; and current monthly parking charges are $                            .

9.      The amount of security deposit (if any) is $                        . No other security deposits have been made.

10.      All rental payments payable by Tenant have been paid in full as of the date hereof. No rent under the Lease has been paid for more than thirty (30) days in advance of its due date.

11.      All work required to be performed by Landlord under the Lease has been completed and has been accepted by Tenant, and all tenant improvement allowances have been paid in full except                                                          .

12.      As of the date hereof, Tenant is not aware of any defaults on the part of Landlord under the Lease except                                     .

13.      As of the date hereof, there are no defaults on the part of Tenant under the Lease.

14.      Tenant has no defense as to its obligations under the Lease and claims no set-off or counterclaim against Landlord.

15.      Tenant has no right to any concession (rental or otherwise) or similar compensation in connection with renting the space it occupies, except as expressly provided in the Lease.

16.       All insurance required of Tenant under the Lease has been provided by Tenant and all premiums have been paid.

17.      There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or any state thereof, or any other action brought pursuant to such bankruptcy laws with respect to Tenant.

18.      Tenant pays rent due Landlord under the Lease to Landlord and does not have any knowledge of any other person who has any right to such rents by collateral assignment or otherwise.

The foregoing certification is made with the knowledge that                                          is about to [fund a loan to Landlord or purchase the Building from Landlord], and that                                  is relying upon the representations herein made in [funding such loan or purchasing the Building].

Dated:                         ,             .

“TENANT”	_______________________________________________ By:___________________________________________ Print Name:_____________________________________ Its:___________________________________________

EXHIBIT F

EXTENSION OPTION

RIDER NO. 1 TO LEASE

This Rider No. 1 is made and entered into by and between LBA REALTY FUND II–WBP III, LLC, a Delaware limited liability company (“Landlord”), and TRULIA, INC., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all Exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1.      Landlord hereby grants to Tenant one (1) option (the “Extension Options”) to extend the Term of the Lease for one (1) additional periods of five (5) years (collectively, the “Option Terms”, and each, an “Option Term”), on the same terms, covenants and conditions as provided for in the Lease during the initial Term, except for the Monthly Base Rent, which shall be the “fair market rental rate” for the Premises for the Option Term as defined and determined in accordance with the provisions of the Fair Market Rental Rate Rider attached to the Lease as Rider No. 2, subject to fair market annual rent adjustments during the Option Term.

2.      An Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no sooner than that date which is twelve (12) months and no later than that date which is nine (9) months prior to the expiration of the then current Term of the Lease. Provided Tenant has properly and timely exercised the Extension Option, the then current Term of the Lease shall be extended by the Option Term, and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, except that the Monthly Base Rent shall be as set forth above.

3.      Any termination of the Lease terminates all rights to any Extension Option. Any assignment or subletting by Tenant of the Lease or of all or a portion of the Premises terminates Tenant’s Extension Option, unless Landlord consents to the contrary in writing at the time of such subletting or assignment. Tenant’s Extension Option may not be transferred separate and apart from Tenant’s interest in the Lease and/or to the Premises.

FAIR MARKET RENTAL RATE

RIDER NO. 2 TO LEASE

This Rider No. 2 is made and entered into by and between LBA REALTY FUND II–WBP III, LLC, a Delaware limited liability company (“Landlord”), and TRULIA, INC., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all Exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1.      The term “fair market rental rate” as used in this Rider and any Rider attached to the Lease means the annual amount per square foot, projected for each year of the Option Term (including annual adjustments), that a willing, non-equity tenant (excluding sublease and assignment transactions) would pay, and a willing landlord of a comparable quality building located in the Denver Metropolitan area would accept, in an arm’s length transaction (what Landlord is accepting in then current transactions for the Building may be used for purposes of projecting rent for the Option Term), for space of comparable size, quality and floor height as the Premises, taking into account the age, quality and layout of the existing improvements in the Premises, and taking into account items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, rental rates, space availability, tenant size, tenant improvement allowances, parking charges and any other lease considerations, if any, then being charged or granted by Landlord or the lessors of such similar buildings. All economic terms other than Monthly Base Rent, such as tenant improvement allowance amounts, if any, operating expense allowances, parking charges, etc., will be established by Landlord and will be factored into the determination of the fair market rental rate for the Option Term. Accordingly, the fair market rental rate will be an effective rate, not specifically including, but accounting for, the appropriate economic considerations described above.

2.      If Landlord determines that the Option Term’s initial Monthly Base Rent is to be based on the fair market rental rate for the Premises, the Landlord shall provide written notice of Landlord’s determination of the fair market rental rate not later than sixty (60) days after the last day upon which Tenant may timely exercise the right giving rise to the necessity for such fair market rental rate determination. Tenant shall have thirty (30) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the fair market rental rate within which to accept such fair market rental rate or to reasonably object thereto in writing. Failure of Tenant to so object to the fair market rental rate submitted by Landlord in writing within Tenant’s Review Period shall conclusively be deemed Tenant’s approval and acceptance thereof. If within Tenant’s Review Period Tenant reasonably objects to or is deemed to have disapproved the fair market rental rate submitted by Landlord, Landlord and Tenant will meet together with their respective legal counsel to present and discuss their individual determinations of the fair market rental rate for the Premises under the parameters set forth in Paragraph 1 above and shall diligently and in good faith attempt to negotiate a rental rate on the basis of such individual determinations. Such meeting shall occur no later than ten (10) days after the expiration of Tenant’s Review Period. The parties shall each provide the other with such supporting information and documentation as they deem appropriate. At such meeting if Landlord and Tenant are unable to agree upon the fair market rental rate, they shall each submit to the other their respective best and final offer as to the fair market rental rate. If Landlord and Tenant fail to reach agreement on such fair market rental rate within five (5) business days following such a meeting (the “Outside Agreement Date”), Tenant’s Extension Option will be deemed null and void.

3.      (a) Landlord and Tenant shall each appoint one (1) independent appraiser who shall by profession be an M.A.I. certified real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial (including office) properties in the Denver Metropolitan area. The determination of the appraisers shall be limited solely to the issue of whether Landlord’s or Tenant’s last proposed (as of the Outside Agreement Date) best and final fair market rental rate for the Premises is the closest to the actual fair market rental rate for the Premises as determined by the appraisers, taking into account the requirements specified in Section 1 above. Each such appraiser shall be appointed within ten (10) business days after the Outside Agreement Date.

(b)      The two (2) appraisers so appointed shall within ten (10) business days of the date of the appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) appraisers.

(c)      The three (3) appraisers shall within ten (10) business days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted best and final fair market rental rate, and shall notify Landlord and Tenant thereof. During such ten (10) business day period, Landlord and Tenant may submit to the appraisers such information and documentation to support their respective positions as they shall deem reasonably relevant and Landlord and Tenant may each appear before the appraisers jointly to question and respond to questions from the appraisers.

(d)      The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the applicable Option. If either Landlord or Tenant fails to appoint an appraiser within the time period specified in Section 3(a) hereinabove, the appraiser appointed by one of them shall within ten (10) business days following the date on which the party failing to appoint an appraiser could have last appointed such appraiser reach a decision based upon the same procedures as set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted best and final fair market rental rate), and shall notify Landlord and Tenant thereof, and such appraiser’s decision shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the applicable Option.

(e)      If the two (2) appraisers fail to agree upon and appoint a third appraiser, either party, upon ten (10) days written notice to the other party, can apply to the Presiding Judge of the District Court of Arapahoe County to appoint a third appraiser meeting the qualifications set forth herein. The third appraiser, however, selected shall be a person who has not previously acted in any capacity for ether party.

(f)      The cost of each party’s appraiser shall be the responsibility of the party selecting such appraiser, and the cost of the third appraiser (or arbitration, if necessary) shall be shared equally by Landlord and Tenant.

(g)      If the process described hereinabove has not resulted in a selection of either Landlord’s or Tenant’s submitted best and final fair market rental rate by the commencement of the applicable lease term, then the fair market rental rate estimated by Landlord will be used until the appraiser(s) reach a decision, with an appropriate rental credit and other adjustments for any overpayments of Monthly Base Rent or other amounts if the appraisers select Tenant’s submitted best and final estimate of the fair market rental rate. The parties shall enter into an amendment to the Lease confirming the terms of the decision.